UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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AUTOZONE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOZONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 15, 2021

What:	Annual Meeting of Stockholders

When:	December 15, 2021, 8:00 a.m. Central Standard Time

Where:

In light of health and safety concerns regarding the continuing coronavirus (COVID-19) pandemic and related restrictions, the annual meeting will be held online via live webcast at https://meetnow.global/M4Y7U25.

Stockholders will vote regarding:
●
Election of nine directors
●
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year
●
Approval of an advisory vote on the compensation of named executive officers
●
Stockholder proposal on climate transition plan reporting
●
The transaction of other business that may be properly brought before the meeting

Record Date:	Stockholders of record as of October 18, 2021, may vote at the meeting.

By order of the Board of Directors,

/s/ Kristen C. Wright

Kristen C. Wright
Secretary

Memphis, Tennessee
October 25, 2021

YOUR VOTE IS IMPORTANT.  PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

PROXY SUMMARY

This Proxy Summary provides general information about AutoZone and highlights information contained elsewhere in this Proxy Statement. As it is only a summary, please refer to the entire Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended August 28, 2021 before you vote.

Meeting Information	Items of Business
Annual Meeting of Stockholders of AutoZone, Inc.	The Board recommends a vote FOR the following proposals:
December 15, 2021 at 8:00 am CST	1. Election of nine directors
Online via live webcast at https://meetnow.global/M4Y7U25	2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year

Voting Information: Stockholders of record as of the close of business on October 18, 2021 are entitled to vote either during the live webcast of the Annual Meeting or by internet, telephone or mail. Additional information on voting can be found in this Proxy Statement.

3. Approval of advisory vote on executive compensation
The Board recommends a vote AGAINST the following proposal:
4. Stockholder proposal on climate transition plan reporting

Director Nominees
Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating & Corp Gov Committee
Douglas H. Brooks	69	2013	●		●
Linda A. Goodspeed	59	2013	●	●	●
Earl G. Graves, Jr.	59	2002	●			Chair
Enderson Guimaraes	62	2012	●			●
D. Bryan Jordan	59	2013	●	Chair		●
Gale V. King	65	2018	●		●
George R. Mrkonic, Jr.	69	2006	●	●	Chair
William C. Rhodes, III	56	2005
Jill Soltau	54	2018	●			●

Age		Tenure		Diversity
50 – 60 Years: 61 – 70 Years:	●●●●● ●●●●	0 – 4 Years: 5 – 9 Years: 10 + Years:	●● ●●●● ●●●	Gender: Ethnic / Racial:	●●● ●●●

Name	CEO / C-Suite	Public Directorship	Retail	Information Technology	Accounting / Finance	International	Strategy / Bus Dev
Douglas H. Brooks	●	●		●	●	●	●
Linda A. Goodspeed	●	●		●	●	●
Earl G. Graves, Jr.	●				●		●
Enderson Guimaraes	●	●		●	●	●	●
D. Bryan Jordan	●	●		●	●		●
Gale V. King	●	●			●
George R. Mrkonic, Jr.	●	●	●		●	●	●
William C. Rhodes, III	●	●	●	●	●	●	●
Jill Soltau	●	●	●	●	●		●

Corporate Governance Highlights	Compensation Highlights
● Board Leadership consists of Chairman, CEO and President as well as Lead Independent Director	● Significant portion of executive’s compensation is variable or at-risk compensation
● Committees made entirely of Independent Directors	● Annual Incentive Plan tied to economic profit, as a function of EBIT and ROIC
● One class of outstanding shares with each share entitled to one vote	● Stockholder support for Say-On-Pay Vote at 95% on average for past ten years
● Committee charters amended to reflect strong oversight of environmental, social and governance (“ESG”) matters	● Compensation plans and practices reviewed to ensure they do not encourage excessive risk-taking
● Keen focus on Board and Director evaluations to ensure diverse skillset and fresh perspectives as appropriate	● Stock Ownership Guidelines aligned to compensation strategy

Corporate Social Responsibility Highlights
● Issued second Corporate Social Responsibility (CSR) Report
● Mapped disclosure to Sustainability Accounting Standards Board (SASB), Global Reporting Index (GRI) and U.N. Sustainable Development Goals (SDGs)
● Published EEO-1 compliant disclosure in CSR Report
● Established first energy reduction goal for Scope 1 and Scope 2 emissions for U.S. operations

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

Proxy Statement

for

Annual Meeting of Stockholders

December 15, 2021

The Annual Meeting of Stockholders of AutoZone, Inc. will be held online via live webcast at https://meetnow.global/M4Y7U25, at 8:00 a.m. CST on December 15, 2021 (the “Annual Meeting”). Our Board of Directors (the “Board”) has sent you this Proxy Statement to solicit your vote at the Annual Meeting or any adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. In this Proxy Statement, we use the term “AutoZone,” “we,” “us,” “our” and “the Company” to refer to AutoZone, Inc.

We began mailing our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Annual Meeting on or about October 25, 2021.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND ATTENDANCE

Attending the Annual Meeting. You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on October 18, 2021, the record date, or hold a valid proxy for the Annual Meeting. Due to health and safety concerns regarding the continuing coronavirus (COVID-19) pandemic and related restrictions, the Annual Meeting will be held entirely online via live webcast at https://meetnow.global/M4Y7U25. There will be no physical meeting location. Registered shareholders can attend the meeting by accessing the meeting site at https://meetnow.global/M4Y7U25 and entering the 15-digit control number found on the Notice or proxy card.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must register in advance to attend the Annual Meeting. To register, you must obtain a legal proxy from your bank, broker or other nominee reflecting your AutoZone holdings and submit your name, email address and a copy of your legal proxy to Computershare. Requests for registration may be submitted by email to legalproxy@computershare.com with “Legal Proxy” in the subject line, or by mail to Computershare, AutoZone, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received no later than 5:00 p.m. (ET) on December 9, 2021. You will receive a confirmation of your registration by email from Computershare. At the time of the Annual Meeting, go to https://meetnow.global/M4Y7U25 and enter the control number provided to you by Computershare.

Stockholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

Stockholders are encouraged to login to the virtual Annual Meeting prior to the start time in order to leave ample time to confirm the internet connection is sufficient to access the virtual meeting site and to allow sufficient time to login and familiarize themselves with the virtual meeting features. The virtual meeting platform is supported across different internet browsers (e.g. MS Edge, Firefox, Chrome and Safari) and various devices (desktops, laptops, tablets, and cell phones) that have the most updated version of applicable software and plugins installed. Meeting participants should ensure they have adequate WiFi connection. Technical support will be available beginning 15 minutes prior to, and through the conclusion of, the Annual Meeting. Stockholders encountering technical difficulties once they access the meeting can click on the “Support” link on the meeting platform site or call 1-888-724-2416.

Reviewing Proxy Materials Online. The rules of the U.S. Securities and Exchange Commission (the “SEC”) allow us to furnish proxy materials to our stockholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, this Proxy Statement and our annual report to security holders are available on our website at Investors.AutoZone.com. Additionally, you may access our proxy materials at www.envisionreports.com/AZO.

Requesting a Printed Copy of Proxy Materials. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will instruct you as to how you may obtain a printed copy of our proxy materials at no charge. All requests for printed copies of proxy materials must be received by December 1, 2021.

Matters to be Voted Upon. At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1.	Election of nine directors;
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year; and
3.	Approval of an advisory vote on the compensation of our named executive officers.
4.	Stockholder proposal on climate transition plan reporting.

Stockholders also will transact any other business that may be properly brought before the Annual Meeting.

Stockholders Who May Vote. The record date for the Annual Meeting is October 18, 2021. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Annual Meeting is our common stock, which is the only class of stock of AutoZone that is issued and outstanding. Each share of common stock is entitled to one vote on all matters that come before the Annual Meeting. At the close of business on the record date, October 18, 2021, we had 20,967,962 shares of common stock outstanding.

How to Vote. If you are a stockholder of record as of the record date, you may vote your shares as set forth below.

By Proxy: You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

1. By Telephone: You may vote by telephone by following the instructions on the Notice or proxy card. If you submit your vote by telephone, you do not have to mail in your proxy card.

2. On the Internet: You may vote on the Internet by following the instructions on the Notice or proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

3. By Mail: If you received printed proxy materials, you may vote by properly completing and signing the enclosed proxy card and returning it in the enclosed envelope.

During the Meeting: If you are a registered shareholder with a control number or a beneficial shareholder that has submitted a legal proxy and has received a control number from Computershare, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site. The electronic voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must register in advance as described above to attend and vote at the Annual Meeting.

Beneficial Owners: If your shares are held in a brokerage account, bank, trust or another nominee as custodian, you are considered the “beneficial owner” of shares and will receive materials and voting instructions directly from your broker, bank, trustee or other nominee.

You will receive multiple notices or voting instruction forms if you hold shares in different formats (e.g. both as a “record holder” and a “beneficial owner”) or in different accounts. Please vote the shares represented by each notice or voting instruction form you receive to ensure that all your shares are voted.

How Votes are Counted. Your shares will be voted as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR Ernst & Young LLP as independent registered public accounting firm, FOR the advisory vote on executive compensation, AGAINST the stockholder proposal on climate transition plan reporting and in the proxies’ discretion on any other matter that may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting. The votes will be tabulated and certified by our transfer agent, Computershare Inc. A representative of Computershare will serve as the inspector of election.

How to Change Your Vote. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Secretary that you have revoked the proxy, providing a valid later-dated proxy, providing a later-dated vote by telephone or Internet or by voting in person at the Annual Meeting. Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103 and received no later than 5:00 p.m. Central Standard Time on December 14, 2021. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.

Quorum Requirements. Holders of a majority of the shares of the voting power of the Company’s common stock must be present in person or by proxy in order for a quorum to be present. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. Any business which could have been transacted at the Annual Meeting as originally scheduled can be conducted at the adjourned meeting.

Broker Non-Votes. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion.

Costs of Solicitation. AutoZone will pay all expenses incurred in this proxy solicitation. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

We do not have an express policy on whether the roles of Board Chairman and CEO should be combined or separated. Instead, the Board prefers to maintain the flexibility to determine which leadership structure best serves the interests of our stockholders. If the positions of the Chairman of the Board and CEO are held by the same person, or if the Chairman is otherwise employed by AutoZone, then the Board may select a non-employee director to serve as the Lead Director.

Currently, our Board believes that having a combined Chairman/CEO, a Lead Independent Director, Independent Committee Chairs, Independent Committee members and 90% of Independent Board members provides the best Board structure for AutoZone. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. While we currently have a combined Chairman and CEO leadership structure, the Board regularly reevaluates this structure as part of the Board evaluation and Board succession planning processes.

Our Lead Director, Earl G. Graves, Jr., is a non-employee director who is elected by the Board annually. Our Corporate Governance Principles provide our Lead Director with clearly defined responsibilities as follows:

●	Presides at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
●	Chairs Board meetings when the Chairman is not present;
●	Works with management to determine the information and materials to be provided to Board members;
●	Approves Board meeting agendas, schedules, and other information to be provided to the Board;
●	Consults with the Chairman on such other matters as are pertinent to the Board and the Company;
●	Has the authority to call meetings of the independent directors;
●	Is available for direct communication and consultation with major shareholders upon request; and
●	Serves as a liaison between the Chairman and the independent directors.

In addition, our Lead Director, Mr. Graves, serves as Chairman of the Nominating and Corporate Governance Committee which enables him to ensure the governance practices of the Board are best suited for the needs of the Company and its stockholders. In this capacity, Mr. Graves and the other independent members of the Nominating and Corporate Governance Committee oversee Board succession planning, Board evaluations and Board refreshment, among other things.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board’s oversight of AutoZone’s business. AutoZone’s management takes a variety of calculated risks in order to enhance Company performance and shareholder value. The primary responsibility for the identification, assessment and management of the various risks resides with AutoZone’s management. The Board is primarily responsible for ensuring that management has established and adequately resourced processes for identifying and preparing the Company to manage risks effectively.

Strategic Planning and Operating Risks. Additionally, the Board reviews the Company’s principal strategic and operating risks as part of its regular discussion and consideration of AutoZone’s strategy and operating results. The Board also regularly reviews with the General Counsel legal matters that may have a material adverse impact on the Company’s financial statements, the Company’s compliance with laws, and any material reports received from regulatory agencies.

Financial Risks. The Audit Committee is involved in the Board’s oversight of risk management. At each of its regular meetings, the Audit Committee reviews the Company’s major financial exposures and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures. The Audit Committee, along with management, also evaluates the effectiveness of the risk avoidance and mitigation processes in place. Such risk-related information is then summarized, reported and discussed at each quarterly Board meeting.

Enterprise Risks. To assist with risk management and oversight, AutoZone has adopted the concept of Enterprise Risk Management (“ERM”) using the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s Vice President of Internal Audit, who reports directly to the Audit Committee, has been charged with leading the Company’s ERM processes with the assistance of Company management. The Vice President of Internal Audit presents to the Audit Committee a comprehensive review of the Company’s ERM processes quarterly. This presentation includes an overview of all significant risks that have been identified and assessed and the strategies developed by management for managing such risks. The Vice President of Internal Audit leads open discussions with the Audit Committee members to analyze the significance of the risks identified and seeks to verify that the list is all-inclusive. Company management is also involved in these discussions to ensure that the Board gains a full understanding of the risks and the strategies that management has implemented to manage the risks.

Information Security Risks. The Audit Committee, in connection with its oversight of the Company’s ERM processes described above, reviews and discusses the Company’s information security risks directly with the Company’s Chief Information Security Officer. This review takes place at each routine, quarterly committee meeting and includes a discussion of significant threats, risk mitigation strategies, any IT security program assessments and identified improvements. Additionally, information security matters are included within a broader IT update which is typically presented annually to the full Board of Directors.

Environmental, Social and Governance. The Board exercises its oversight responsibilities of environmental, social and governance (“ESG”) matters both as a full Board and through its committees as appropriate for the subject matter. The Nominating and Corporate Governance Committee has primary responsibility for assisting the Board in overseeing Board governance policies and practices, AutoZone’s diversity, equity and inclusion efforts, corporate social responsibility (“CSR”) reporting, significant human capital management matters and ESG-related shareholder engagement efforts. The Compensation Committee considers risk in connection with the design of AutoZone’s compensation programs and periodically reviews and discusses with management the alignment among AutoZone’s compensation programs, company strategy and human capital management strategy. The Audit Committee provides oversight of the regulatory environment as part of ERM, including with respect to environmental and safety compliance.

Climate change is currently a matter of shared oversight. For example, reporting of initiatives and goals intended to reduce our impact on climate change is overseen by the Nominating & Corporate Governance Committee as part of their oversight of CSR Reporting; oversight of climate change as a matter of environmental-related compliance is overseen by the Audit Committee; and climate change, to the extent it presents a strategic risk and opportunity is overseen by the full Board.

Each of the Committees provide reports and feedback to the full Board for its collective review and discussion. In addition to providing routine oversight, the Board and its Committees may receive more focused updates on an ad hoc basis allowing greater interaction with members of the management team and deeper insight into a particular area of the business. For example, in fiscal year 2021, management provided the full Board with a dedicated update regarding the ESG landscape, including regulatory environment, internal workstreams and priorities, including the Company’s energy reduction goal, CSR reporting and shareholder engagement efforts.

Board Meetings, Executive Sessions and Attendance

During the 2021 fiscal year, the Board held five meetings. The non-management members of our Board regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting. Our Lead Director, Mr. Graves, presides at these sessions. All of our directors attended at least 75% of the meetings of the Board and their assigned committees during the past fiscal year.

As a general matter, all directors are expected to attend our Annual Meetings. At our 2020 Annual Meeting, which was held virtually due to health and safety concerns around the global COVID-19 pandemic, all directors were present virtually and able to answer questions similar to an in-person annual meeting.

Board Committees & Governance Documents

Committees. AutoZone’s Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting only of independent directors as further described above.

 Governance Documents. Our Board has adopted Corporate Governance Principles; charters for its Audit, Compensation, and Nominating & Corporate Governance Committees; a Code of Conduct for directors, officers and employees of AutoZone; a Code of Ethical Conduct for Financial Executives and a Policy on Political Contributions and Lobbying Engagements. Each of these documents is available on our website at Investors.AutoZone.com and is also available, free of charge, in print to any stockholder who requests it.

Corporate Social Responsibility Report. As part of our commitment to continuous improvement and maximizing long-term shareholder value, the Company’s commitment to sustainability has expanded over time. AutoZone has published a Corporate Social Responsibility Report, and the most current version of this report is available on our website at Investors.AutoZone.com.

Our website and the information contained therein or linked thereto are not intended to be incorporated into this Proxy Statement. Further, our Corporate Social Responsibility Report is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility of:

●	the integrity of the Company’s financial statements,
●	the independent auditor’s qualification, independence and performance,
●	the performance of the Company’s internal audit function, and
●	the Company’s compliance with legal and regulatory requirements.

The Audit Committee performs its duties by:

●	evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Audit Committee;
●	pre-approving all audit and permitted non-audit services performed by the independent auditor, considering issues of auditor independence;
●	conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;
●	reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;

●	overseeing the Company’s internal audit function;
●	reporting periodically to the Board and making appropriate recommendations; and
●	preparing the report of the Audit Committee required to be included in the annual proxy statement.

The Audit Committee consists of Mr. Calbert, Ms. Goodspeed, Mr. Jordan (Chair), and Mr. Mrkonic, all of whom are independent as further described above. Further, the Board has determined that each Committee member meets the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission and is financially literate as defined by the New York Stock Exchange. During the 2021 fiscal year, the Audit Committee held seven meetings.

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) of AutoZone, Inc. has reviewed and discussed AutoZone’s audited financial statements for the year ended August 28, 2021, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No.1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, the Sarbanes-Oxley Act of 2002, and the charter of the Audit Committee.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Audit Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board the inclusion of AutoZone’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended August 28, 2021 for filing with the Securities and Exchange Commission.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles; AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board.

Michael M. Calbert

Linda A. Goodspeed

D. Bryan Jordan (Chair)

George R. Mrkonic, Jr.

Compensation Committee

The Compensation Committee has the authority, based on its charter and the AutoZone Corporate Governance Principles, to:

●	review and approve AutoZone’s compensation philosophy, strategy and objectives;
●	review and approve the compensation programs, plans, policies and awards for executive officers, including recommending equity-based plans for stockholder approval;

●	lead the independent directors in the evaluation of the performance of the Chief Executive Officer (“CEO”) in meeting established goals and objectives relevant to the compensation of the CEO;
●	act as administrator as may be required by AutoZone’s short- and long-term incentive plans and stock or stock-based plans; and
●	review the compensation of AutoZone’s non-employee directors from time to time and recommend to the full Board any changes that the Compensation Committee deems necessary.

The Compensation Committee may appoint subcommittees from time to time with such responsibilities as it may deem appropriate; however, the Compensation Committee may not delegate its authority to any other persons.

AutoZone’s processes and procedures for the consideration and determination of executive compensation, including the role of the Compensation Committee and compensation consultants, are described in the “Compensation Discussion and Analysis” on page 23.

The Compensation Committee consists of Mr. Brooks, Ms. Goodspeed, Ms. King, and Mr. Mrkonic (Chair), all of whom are independent as further described above. During the 2021 fiscal year, the Compensation Committee held four meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee ensures that:

●	qualified candidates are presented to the Board for election as directors;
●	the Board has adopted appropriate corporate governance principles that best serve the practices and objectives of the Board; and
●	AutoZone’s Articles of Incorporation and By-Laws are structured to best serve the interests of the stockholders.

The Nominating and Corporate Governance Committee consists of Messrs. Graves (Chair), Guimaraes, Jordan, and Ms. Soltau, all of whom are independent directors as further described above. During the 2021 fiscal year, the Nominating and Corporate Governance Committee held three meetings.

Board Evaluations

The Nominating and Corporate Governance Committee annually reviews and approves the process by which the Board, its Committees and the individual directors conduct an evaluation. The most recent Board evaluation, at the recommendation of the Nominating and Corporate Governance Committee, was administered by an independent, third-party and consisted of both survey data and one-on-one interviews. These findings were then aggregated, analyzed and reported upon to the full Board collectively and each individual director. This process was designed to elicit more robust feedback from each of the Board members on the operation and effectiveness of the Board. While the Board and Committee evaluation process is typically administered by the Corporate Secretary’s office, the Board has periodically determined to engage a third-party consultant to ensure the process remains dynamic and intentional. The evaluations also help inform Board succession planning and director nominations.

Board Refreshment

The Board has a variety of mechanisms in place to promote Board refreshment in a manner that aligns with the long-term interests of AutoZone and its stockholders. In particular, the Board relies upon thorough and meaningful evaluations as well as a resignation policy in the event a director experiences a change in professional role or responsibility. The Board does not have an age-based or tenure-based resignation policy as the Board believes neither can adequately assess an individual director’s contribution, engagement and value to the overall effectiveness of the Board.

Director Nomination Process

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. They should also have demonstrated the confidence to be truly independent, as well as be business savvy, have an owner orientation and have a genuine interest in AutoZone. Core competencies of the Board as a whole are accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at Investors.AutoZone.com.

Prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals, if necessary, as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, reviews the composition of the full Board and reflects upon learnings from the Board evaluations to determine the areas of expertise and core competencies needed to enhance the function of the Board. The Nominating and Corporate Governance Committee may also consider other factors such as the size of the Board, whether a candidate is independent, how many other public company directorships a candidate holds and the listing standards requirements of the New York Stock Exchange.

The Nominating and Corporate Governance Committee recognizes the importance of selecting directors from various backgrounds and professions in order to ensure that the Board as a whole has a variety of experiences and perspectives which contribute to a more effective decision-making process. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by stockholders in accordance with the procedure described below, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of AutoZone’s Seventh Amended and Restated By-Laws (“By-Laws”), will receive the same consideration as the Nominating and Corporate Governance Committee’s other potential nominees.

Stockholder Nominations. The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from stockholders if they are submitted in writing to AutoZone’s Secretary in accordance with the procedure set forth in Article III, Section 1 of By-Laws, including biographical and business experience, information regarding the nominee and other information required by said Article III, Section 1. Copies of the By-Laws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at Investors.AutoZone.com.

Independence

Our Board has determined that nine of our current ten directors are independent: Douglas H. Brooks, Michael M. Calbert, Linda A. Goodspeed, Earl G. Graves, Jr., Enderson Guimaraes, D. Bryan Jordan, Gale V. King, W. George R. Mrkonic, Jr and Jill A. Soltau. All of these directors meet the independence standards of our Corporate Governance Principles and the New York Stock Exchange listing standards.

In accordance with AutoZone’s Corporate Governance Principles, a director is considered independent if the director meets the independence requirements of the applicable New York Stock Exchange listing standards. Independence of committee members are reviewed against these requirements as well as the additional independence requirements specific to compensation committee membership, and, with respect to the Audit Committee, the applicable Securities and Exchange Commission rules.

In determining the independence of our directors, the Board considers relationships involving directors and their immediate family members that are relevant under applicable laws and regulations, the listing standards of the New York Stock Exchange, and the standards contained in our Corporate Governance Principles. The Board relies on information from Company records and questionnaires completed annually by each director.

As part of its most recent independence determinations, the Board noted that AutoZone does not have, and did not have during fiscal 2021, significant commercial relationships with companies at which Board members served as officers or directors, or in which Board members or their immediate family members held an aggregate of 10% or more direct or indirect interest.

The Board considered the fact that Mr. Jordan is the Chief Executive Officer and a member of the board of directors of First Horizon National Corporation, parent company of First Tennessee Bank, which: participates in one of AutoZone’s supplier confirmed receivables programs (under which some AutoZone vendors are borrowers, but AutoZone is not); offers brokerage services to AutoZone employees exercising stock options, and holds various AutoZone deposit accounts. The Board also considered the fact that Mr. Brooks is a member of the board of directors of Southwest Airlines, and during fiscal 2021, AutoZone purchased airline tickets from Southwest Airlines in the ordinary course of business. Additionally, AutoZone did business with J.B. Hunt Transport Services, Inc., for which Ms. King is a member of the board of directors, during fiscal 2021 in arm’s length transactions. The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service or as directors or trustees.

None of the transactions identified above were, individually or cumulatively, material to AutoZone and did not materially benefit any of our directors, either directly or indirectly.

Based on its review of the above matters, the Board determined that none of Messrs. Brooks, Calbert, Graves, Guimaraes, Jordan, Mrkonic, or Mses. Goodspeed, King, or Soltau has a material relationship with the Company other than in their capacity as a Board member and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles and applicable law and listing standards. The Board also determined that Mr. Rhodes is not independent since he is an employee of the Company.

Procedure for Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board by writing to the Board, to any individual director or to the non-management directors as a group c/o Corporate Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. The Company’s General Counsel and Secretary will review all such correspondence and will forward correspondence that, in her opinion, deals with the function of the Board or that she otherwise determines requires the attention of any member, group or committee of the Board. Communications addressed to the Board or to the non-management directors as a group, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the Chair of the Nominating and Corporate Governance Committee, and communications addressed to a committee of the Board, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the chair of that committee.

Compensation of Directors

AutoZone’s current director compensation program became effective January 1, 2020 (the “Director Compensation Program”).

Annual Retainer Fees. Non-employee directors receive an annual retainer fee (the “Annual Retainer”). Furthermore, each director is eligible to receive an additional fee (“Additional Fee”), the amount of which varies depending on his or her role. The Additional Fees and the Annual Retainer, enumerated below, together comprise the “Director Compensation”. There are no meeting fees.

Director compensation components	($)
Annual Retainer	225,000
Additional Fees:
Lead Director	30,000
Audit Committee Chair	25,000
Audit Committee Member	12,500
Compensation Committee Chair	20,000
Nominating & Corporate Governance Committee Chair	15,000

Under the 2020 Omnibus Incentive Award Plan (the “2020 Omnibus Incentive Plan”) and Director Compensation Program, non-employee directors receive Director Compensation in the form of Restricted Stock Units, which are contractual rights to receive in the future a share of AutoZone common stock. A non-employee director may elect to receive a fixed portion of the Annual Retainer plus any Additional Fees in the form of cash, paid in quarterly installments (the “Cash Election”), with the remainder of the Annual Retainer paid in the form of Restricted Stock Units. The Cash Election during calendar year 2020 and 2021 was $95,000 each year. All Restricted Stock Units are granted on January 1 of the applicable calendar year.

If a non-employee director is elected to the Board, or assumes a different position, after January 1 of the applicable year, he or she will receive the Annual Retainer and/or Additional Fees, prorated based on the number of days remaining in the calendar year, for Restricted Stock Units or quarter, for cash, as appropriate.

Restricted Stock Units granted to non-employee directors are fully vested on the date of grant and become payable, or are settled, on the date on which the non-employee director ceases to be a director (the “Payment Date”), or at the director’s election, on the first or fifth anniversary of the grant date. Upon timely delivery of an election form, a non-employee director may elect to receive payment on the date on which he or she ceases to be a director. Restricted Stock Units are payable in shares of AutoZone common stock no later than the fifteenth day of the third month following the end of the tax year in which such Payment Date occurs.

Compensation-Setting Process. The Compensation Committee reviews the Board’s compensation on a regular basis to ensure that non-employee directors are reasonably compensated in relation to AutoZone’s peer group companies (discussed in detail under Benchmarking) and to comparable U.S. companies in general. AutoZone’s 2020 Omnibus Incentive Plan contains a dollar limit of $750,000 on the total amount of annual compensation payable to its non-employee directors, provided that the Board may make exceptions to this limit under extraordinary circumstances.

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2021 fiscal year.

	Fees	Stock
	Paid in Cash	Awards
	($)	($)	Total
Name (1)	(2)	(3)(4)	($)
Douglas H. Brooks	95,000	130,000	225,000
Michael M. Calbert	—	237,500	237,500
Linda A. Goodspeed	—	237,500	237,500
Earl G. Graves, Jr.	—	270,000	270,000
Enderson Guimaraes	—	225,000	225,000
D. Bryan Jordan	—	250,000	250,000
Gale King	—	225,000	225,000
George R. Mrkonic, Jr.	—	257,500	257,500
Jill A. Soltau	—	225,000	225,000

(1)	William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 37.
(2)	This column represents the portion of the Director Compensation that was paid in cash and earned in fiscal year 2021 pursuant to the Cash Election, as described above.
(3)	The “Stock Awards” column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of Restricted Stock Units under the 2020 Omnibus Incentive Plan during fiscal 2021. See Note B Share-Based Payments, to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 28, 2021 (the “FY2021 Form 10-K”) for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding awards of common stock under the AutoZone, Inc. 2003 Director Compensation Plan (“Stock Units”) and Restricted Stock Units held by each director at the end of fiscal 2021 are shown in the following footnote 4. See “Security Ownership of Management and Board of Directors” on page 14 for more information about our directors’ stock ownership.

(4)	As of August 28, 2021, each current non-employee director had the following aggregate number of outstanding Restricted Stock Units and Stock Units:

	Restricted
	Stock	Stock
	Units	Units
Name	(#)	(#)
Douglas H. Brooks	1,506	—
Michael M. Calbert	535	—
Linda A. Goodspeed	2,456	—
Earl G. Graves	4,561	3,417
Enderson Guimaraes	2,829	—
D. Bryan Jordan	2,493	—
Gale V. King	843	—
George R. Mrkonic, Jr.	3,862	1,405
Jill A. Soltau	761	—
	19,846	4,822

Stock Ownership Requirement

The Board has established a stock ownership requirement for non-employee directors. Each director is required to own AutoZone common stock and/or restricted stock units having a cumulative fair market value in an amount equal to seven times the value of the cash Annual Retainer payable pursuant to the Director Compensation Program within five years of joining the Board, and to maintain such ownership level thereafter. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. Shares, Stock Units and Restricted Stock Units issued under the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, the 2003 Director Compensation Plan, the 2011 Equity Plan, the Amended 2011 Equity Plan and the 2020 Omnibus Incentive Plan count toward this requirement. As of the date of this Proxy Statement, each director meets or exceeds his or her obligations under the requirement.

Other Predecessor Plans

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan was terminated in December 2002 and was replaced by the AutoZone, Inc. First Amended and Restated 2003 Director Compensation Plan (the “2003 Director Compensation Plan”) and the AutoZone, Inc. First Amended and Restated 2003 Director Stock Option Plan (the “2003 Director Stock Option Plan”). The 2003 Director Compensation Plan and the 2003 Director Stock Option Plan were terminated in December 2010 and replaced by the 2011 Equity Plan. The 2011 Equity Plan was terminated in December 2015 and replaced with the Amended 2011 Equity Plan. In December 2020, stockholders approved the 2020 Omnibus Incentive Plan and no further grants have been made under the Amended 2011 Equity Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

OTHER INFORMATION

Security Ownership of Management and Board of Directors

This table shows the beneficial ownership of common stock by each director, the Principal Executive Officer, the Principal Financial Officer and the other three most highly compensated executive officers, and all current directors and executive officers as a group as of October 18, 2021. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

		Deferred		Restricted
		Stock	Option	Stock	Total	Ownership
Name of Beneficial Owner	Shares	Units (1)	Awards (2)	Units (3)	(#)	Percentage
Douglas H. Brooks	772	—	—	1,506	2,278	*
Michael M. Calbert	2,000	—	—	535	2,535	*
Linda A. Goodspeed	—	—	—	2,456	2,456	*
Earl G. Graves, Jr.	—	3,417	—	4,561	7,978	*
Enderson Guimaraes	—	—	—	2,829	2,829	*
D. Bryan Jordan	240	—	—	2,493	2,733	*
Gale King	—	—	—	843	843	*
George R. Mrkonic, Jr.	—	1,405	—	3,862	5,267	*
Jill A. Soltau	—	—	—	761	761	*
William C. Rhodes III (4)	32,111	—	135,275	—	167,386	*
Jamere Jackson	4		2,465		2,469	*
William T. Giles (5)	9,479	—	42,873	—	52,352	*
Thomas B. Newbern	3,219	—	24,663	—	27,882	*
Mark A. Finestone (6)	4,507	—	37,347	—	41,854	*
Seong Ohm	—	—	1,997	—	1,997	*
All current directors and executive officers as a group (25) persons	66,876	4,822	450,291	19,846	541,834	2.6%

*     Less than 1%.

(1)	Includes shares that may be acquired immediately upon termination as a director by conversion of Stock Units.
(2)	Includes shares that may be acquired upon exercise of stock options either immediately or within sixty (60) days of October 18, 2021.
(3)	Includes fully-vested Restricted Stock Units that may be settled within sixty (60) days, one or five years after grant date or, termination of service as a director.
(4)	Includes 219 shares held as trustee of a trust for Mr. Rhodes’ son, 220 shares held as trustee of a trust for Mr. Rhodes’ daughter, 1,043 shares held as trustee of trusts for Mr. Rhodes’ nieces and nephews, 100 shares held as co-trustee of a trust for one of Mr. Rhodes’ siblings, 6,942 shares owned by grantor retained annuity trusts and 1,936 shares owned by a trust for Mr. Rhodes’ family in which his wife is trustee. Also includes 3,071 shares held by a charitable foundation for which Mr. Rhodes is president and a director and for which he shares investment and voting power.
(5)	Includes 4,000 shares owned by a grantor retained annuity trust. Prepared based upon Company’s records.
(6)	Includes 147 shares held as trustee of a trust for Mr. Finestone’s son, 148 shares held as trustee of a trust for Mr. Finestone’s daughter and 4,034 shares owned by a revocable living trust.

Security Ownership of Certain Beneficial Owners

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address		Ownership
of Beneficial Owner	Shares	Percentage (1)
Vanguard Group, Inc. (2)	2,008,623	9.58%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (3)	1,528,410	7.29%
55 East 52nd Street
New York, NY 10055

(1)	The ownership percentages are calculated based on the number of shares of AutoZone common stock outstanding as of October 18, 2021.
(2)	Amounts reported in the table are based on information contained in a Form 13F filed by Vanguard Group Inc. on August 13, 2021 for the quarter ending June 30, 2021. Based on information contained in a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group (“Vanguard”), as of December 31, 2020, Vanguard beneficially owned 2,115,696 shares of common stock, including (a) 0 shares over which it had sole voting power, (b) 40,743 shares over which it had shared voting power, (c) 2,011,249 shares over which it had sole dispositive power and (d) 104,447 shares over which it had shared dispositive power.
(3)	Amounts reported in the table are based on information contained in a Form 13F filed by BlackRock, Inc. (“BlackRock”) on August 11, 2021 for the quarter ending June 30, 2021. Based on information contained in a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. (“BlackRock”), as of December 31, 2020, BlackRock beneficially owned 1,683,482 shares of common stock, including (a) 1,495,981 shares over which it had sole voting power and (b) 1,683,482 shares over which it had sole dispositive power.

THE PROPOSALS

PROPOSAL 1 — Election of Directors

Nine directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders in 2022. Pursuant to AutoZone’s Seventh Amended and Restated By-Laws, in an uncontested election of directors, a nominee for director is elected to the Board if the number of votes cast for such nominee’s election exceed the number of votes cast against such nominee’s election. (If the number of nominees were to exceed the number of directors to be elected, i.e., a contested election, directors would be elected by a plurality of the votes cast at the Annual Meeting.) Pursuant to AutoZone’s Corporate Governance Principles, incumbent directors must agree to tender their resignation if they fail to receive the required number of votes for re-election, and in such event the Board will act within 90 days following certification of the shareholder vote to determine whether to accept the director’s resignation. These procedures are described in more detail in our Corporate Governance Principles, which are available on our corporate website Investors.AutoZone.com. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until AutoZone’s next annual meeting of stockholders or until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the By-Laws or decrease the size of the Board to eliminate the vacancy.

Shares abstaining from voting and shares as to which a broker non-vote occurs are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

The Board recommends that the stockholders vote FOR each of these nominees. These nominees have consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for a substitute nominee recommended by the Board, or the Board may reduce the number of directors on the Board.

Each of the nominees named below was elected a director at the 2020 annual meeting and served as a director during the prior year. Michael M. Calbert is not standing for re-election to the Board. As part of the Board’s determination to nominate each of the existing directors for reelection, the Board has determined that each of the directors have valuable experiences, skills and qualifications as further described below and also the integrity, energy, and willingness to spend time on and interest in AutoZone.

Nominees

The nominees are:

Douglas H. Brooks, 69, has been a director since 2013. Until his retirement in 2013, he had held various positions with Brinker International, including serving as Non-Executive Chairman of the Board of Brinker International from January 2013 until December 2013; Chairman, President and Chief Executive Officer of Brinker from 2004 until January 2013, and President and Chief Operating Officer from 1999 to 2004. He served on the Brinker board of directors from 1999 through 2013 and on the Club Corp. board of directors from 2013 through 2017. Mr. Brooks is also a director of Southwest Airlines.

Experience, Skills and Qualifications: The Board believes Mr. Brooks is qualified to serve as a director of the Company based on his strategic and operational business background, his experience as a chief executive officer of a public company, his knowledge of and experience with international operations, his experience managing a company with a large employee base and significant focus on customer service, his owner orientation, and his board experience.

Linda A. Goodspeed, 59, has been a director since 2013. She retired in 2017 as the Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, positions she had held since 2007. She had served as Senior Vice President and Chief Information Officer of ServiceMaster from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International, Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. She is also a director of American Electric Power Co., Inc., and Darling Ingredients Inc., and was a director of Global Power Equipment Group through April 2018 and Columbus McKinnon Corp. through 2017.

Experience, Skills and Qualifications: The Board believes Ms. Goodspeed is qualified to serve as a director of the Company based on her experience in key strategic and operational roles with several large global companies, her expertise in information technology (IT), both as an executive leading complex IT organizations and as a director overseeing and advising on IT strategy and operations, her previous position as the chief information officer, her owner orientation, her board experience and her experience in the automotive industry.

Earl G. Graves, Jr., 59, has been a director since 2002 and was elected Lead Director in January 2009. He has been the President and Chief Executive Officer of Black Enterprise, publisher of Black Enterprise Magazine, since January 2006, and was President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

Experience, Skills and Qualifications: The Board believes Mr. Graves is qualified to serve as a director of the Company based on his business, management and strategic planning experience, his knowledge of advertising and marketing, his owner orientation, and his board experience. Mr. Graves also has extensive experience overseeing and advising on matters of governance, strategy and human capital management.

Enderson Guimaraes, 62, has been a director since 2012. In 2017, he retired as the President and Chief Operating Officer for Laureate Education, Inc., positions he had held since 2015. From 2011 to 2015, he was President of Global Operations, CEO of Europe and Sub-Sahara Africa and Head of Global Categories and Operations at PepsiCo. Mr. Guimaraes previously had served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011. Prior to this, Mr. Guimaraes held various leadership positions during his 10 years at Philips Electronics and also worked in various marketing positions at Johnson & Johnson. He is also a director of Refresco Group B.V. and Darling Ingredients Inc.

Experience, Skills and Qualifications: The Board believes Mr. Guimaraes is qualified to serve as a director of the Company based on his extensive experience leading the marketing and operations of well-known consumer brands, his experience leading and developing strategy for international operations, his owner orientation and his board experience.

D. Bryan Jordan, 59, has been a director since 2013. Since 2008, Mr. Jordan has served as President, Chief Executive Officer and a director of First Horizon National Corporation, where he also served as Chairman of the Board from 2012 through July 1, 2020. From May 2007 until September 2008, Mr. Jordan was Executive Vice President and Chief Financial Officer of First Horizon and First Tennessee Bank National Association, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer.

Experience, Skills and Qualifications: The Board believes Mr. Jordan is qualified to serve as a director of the Company based on his extensive experience in the banking and financial services industry, his experience serving as the chief executive officer and the chief financial officer of public companies, his knowledge of corporate finance and management and his owner orientation.

Gale V. King, 65, has been a director since 2018. She was the Executive Vice President and Chief Administrative Officer for Nationwide Mutual Insurance Company from 2012 through July 2021 and served as the Executive Vice President – Chief Human Resources Officer from 2009 to 2012. Ms. King is also a director of J.B. Hunt Transport Services, Inc.

Experience, Skills and Qualifications: The Board believes Ms. King is qualified to serve as a director of the Company based on her extensive experience in human resources and human capital management, her owner orientation, her executive management skills and her board experience.

George R. Mrkonic, Jr., 69, has been a director since 2006. He is the non-Executive Chairman of Maru Group, a London, UK based research, insight and advisory services firm. Previously, he was the Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps and gifts in the UK, Europe and the Middle East, since 2005, and had been a director since 1999. Prior to that, he was President of Borders Group, Inc. from 1994 to 1997 and Vice Chairman of Borders Group, Inc. from 1994 to 2002. He is also a director of Brinker International, Inc., and Ulta Salon, Cosmetics & Fragrance, Inc. Mr. Mrkonic was a director of Syntel, Inc. from 2009 to May 2016.

Experience, Skills and Qualifications:  The Board believes Mr. Mrkonic is qualified to serve as a director of the Company based on his vast experience as a senior executive and leader at several retail companies, his knowledge and understanding of corporate strategy, finance, and governance, his owner orientation, and his board experience.

William C. Rhodes, III, 56, was elected Chairman in June 2007. He has been President, Chief Executive Officer, and a director since 2005. Prior to his appointment as President and Chief Executive Officer, he served in various capacities within the Company since 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP. Mr. Rhodes is also a director of Dollar General Corporation.

Experience, Skills and Qualifications: The Board believes Mr. Rhodes, AutoZone’s Chairman, President and Chief Executive Officer, is qualified to serve as a director of the Company based on his 25 plus years’ experience with the Company, which have included responsibility for corporate strategy, executive management, operations, finance, supply chain and information technology, his knowledge and understanding of the automotive aftermarket and retail industries, his financial background, his owner orientation and his board experience.

Jill A. Soltau, 54, has been a director since 2018. She served as the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., from October 2018 to December 2020. She previously served as President and Chief Executive Officer of JoAnn Stores Inc. from February 2015 to October 2018. Prior to joining JoAnn, Ms. Soltau served as President of Shopko Stores Operating Co. LLC and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries. Ms. Soltau is also a director nominee of Yesway, Inc.

Experience, Skills and Qualifications: The Board believes Ms. Soltau is qualified to serve as a director of the Company based on her experience as a chief executive officer in the retail industry, her deep knowledge of merchandising, operations and strategic planning, her owner orientation and her executive management skills.

PROPOSAL 2 — Ratification of Independent Registered Public Accounting Firm

Ernst & Young LLP, our independent auditor for the past thirty-four fiscal years, has been selected by the Audit Committee to be AutoZone’s independent registered public accounting firm for the 2022 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Audit Committee recommends that you vote FOR ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm.

Under Nevada law and the Company’s By-Laws, if a quorum is present, Ernst & Young LLP will be ratified as AutoZone’s independent registered public accounting firm if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Shares abstaining from voting and shares as to which a broker non-vote occurs are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 2. The Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

During the past two fiscal years, the aggregate fees for professional services rendered by Ernst & Young LLP were as follows:

	2021 (1)	2020
Audit Fees	$2,128,236	$2,486,303
Audit-Related Fees (2)	$12,000	$—
Tax and other Non-Audit-Related Fees (3)	$150,000	$160,652

(1)	Includes amounts estimated to be billed for services rendered.
(2)	Audit-Related Fees for 2021 were for attest services rendered for compliance purposes for the Company’s operations in Mexico.
(3)	Tax and other Non-Audit-Related Fees for 2021 and 2020 were for state, local and international tax services.

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at Investors.AutoZone.com. The Audit Committee pre-approved 100% of the services provided by Ernst & Young LLP during the 2021 and 2020 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

PROPOSAL 3 — Advisory Vote on Executive Compensation – “Say-on-Pay”

In accordance with Section 14A of the Securities Exchange Act, we are asking stockholders to approve the following advisory resolution on the compensation of our Principal Executive Officer, our Principal Financial Officer (current and former) and our other three most highly paid executive officers (collectively, the “Named Executive Officers”) at the Annual Meeting:

“RESOLVED, that the compensation paid to AutoZone’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program. The Board recommends a vote “FOR” this resolution because it believes that AutoZone’s executive compensation program, described in the Compensation Discussion and Analysis, is effective in achieving the Company’s goals of rewarding financial and operating performance and the creation of stockholder value.

Our Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance, and our executive compensation program reflects this belief. While the overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization, the emphasis of

AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value.

AutoZone sets appropriate financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk”—payment is earned only if performance warrants it.

AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options, which yield value to the executive only if the stock price appreciates.

Our management stock ownership requirement, as discussed on page 33, effectively promotes meaningful and significant stock ownership by our Named Executive Officers and further aligns their interests with those of our stockholders.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 23, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our Named Executive Officers.

Because the vote on this proposal is advisory in nature, it is not binding on AutoZone, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Under Nevada law and the Company’s By-Laws, if a quorum is present, this matter will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Shares abstaining from voting and shares as to which a broker non-vote occurs are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL 4 — Non-Binding Vote on Stockholder Proposal on Climate Transition Plan Reporting

We have received notice of the intention of As You Sow, on behalf of stockholder Elizabeth Gale Michaels Rev Tr, to present the following proposal at the Annual Meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of As You Sow, and AutoZone is not responsible for the content of the proposal or any inaccuracies it may contain. We will promptly provide the address and the number of shares owned by the proponent upon request directed to our Secretary.

As explained below, the Company and the Board do not support the adoption of this proposal and ask stockholders to consider the Company’s response following the proponent’s statement below. If the proposal is properly presented at the Annual Meeting, the Board recommends that the stockholders vote AGAINST this proposal.

Climate Transition Plan Reporting

Whereas: The increasing rate and number of climate related disasters affecting society is causing alarms to be raised globally, making the corporate sector’s contribution to climate mitigation a significant policy issue.

In addition to environmental and social harms, climate change is creating systemic risks to the economy. The Commodity Futures Trading Commission last year underscored that climate change could impair the productive capacity of the U.S. economy.1

Shareholders are increasingly concerned about material climate risk to their companies and their portfolios and seek clear and consistent disclosures from the companies in which they invest, including credible climate transition plans. BlackRock’s CEO notes that investment flows into “sustainable” and climate aligned assets will drive long term outperformance and that companies should disclose plans for how their business model will be compatible with a net zero economy.2

In response to material climate risk, the Climate Action 100+ initiative (CA100+), a coalition of more than 575 investors with over $54 trillion in assets, issued a Net Zero Benchmark (Benchmark) outlining metrics that create climate accountability for companies and transparency for shareholders. Indicators 1 through 5 of the Benchmark seek reporting on companies’ net zero emissions ambitions; short, medium and long term greenhouse gas (GHG) reductions goals; and strategic action plans to achieve decarbonization targets.3

AutoZone, Inc. is a leading retailer and distributor of automotive replacement parts with over 6,000 global stores. Our company has not set enterprise wide GHG emission reduction targets or aligned its GHG reductions plans with Paris net zero goals. The limited activities its has taken to reduce greenhouse gas emissions, including lighting and heating upgrades in its buildings, reducing transportation fleet idle times, and increasing fleet fuel economy, are good initial steps. By setting and disclosing scope 1 through 3 GHG emissions reduction targets, including net zero ambitions, and developing and disclosing a clear climate transition plan, AutoZone can provide investors with assurance that management is reducing its full climate impact, building on climate-related opportunities, and addressing growing climate risk, including a radically changing landscape for vehicles.

Resolved: Shareholders request that AutoZone, Inc. issue a report within a year, and annually thereafter, at reasonable expense and excluding confidential information, that discloses short, medium, and long term GHG gas reduction targets aligned with the Paris Agreement’s goal of maintaining global temperature rise at 1.5 degrees Celsius, and progress made in achieving them. Reporting should cover the company’s full range of operational and product related emissions.

Supporting Statement: Proponents suggest, at Board and Company discretion, the report describe:

●	The Company’s climate transition plans;
●	How the Company’s capital allocation plans align with the Company’s climate transition plans, where relevant;
●	A rationale for any decision not to set targets aligned with the Paris Agreement’s 1.5 degree goal;

1 https://www.cftc.gov/sites/default/files/2020-09/9-9-20%20Report%20of%20the%20Subcommittee%20on%20Climate-Related%20Market%20Risk%20-%20Managing%20Climate%20Risk%20in%20the%20U.S.%20Financial%20System%20for%20posting.pdf

2 https://www.blackrock.com/corporate/literature/whitepaper/bii-portfolio-perspectives-february-2020.pdf; [Fink CEO Letter]

3 https://www.climateaction100.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-Indicators-FINAL-3.12.pdf

●	Other information the Board deems appropriate.

Statement in Opposition of the Stockholder Proposal

The Board of Directors has carefully considered the proposal and does not believe that its prescriptive approach is in the best interests of AutoZone and its stockholders at this time, particularly in light of the actions AutoZone is already taking to methodically address climate change and sustainability.

Demonstrated Commitment to Sustainability

At AutoZone, our culture is what sets us apart from the competition. We sell auto parts, but parts are just a part of what we do. Our purpose is to passionately serve our customers, the motoring public, provide great career opportunities for our AutoZoners, and provide value to our shareholders. We recognize the importance of the issue of climate change and are deeply committed to creating a more equitable, sustainable and better global environment for all. In fact, for years, we have invested considerable time, effort and resources toward improving environmental sustainability. For example, we provide our customers with a safe and easy way to dispose of used oil, automotive batteries, oil filters and cores from automotive hard parts by simply dropping these items off in our stores; we follow best practices for disposing of chemical products and hazardous waste items; we recycle many tons of wood pallets, plastic, cardboard and steel annually at our distribution centers; we donate excess inventory to non-profit organizations; and more. Over the past several years, we have accelerated our efforts to reduce the harmful impacts of climate change by testing and implementing numerous energy and water efficient initiatives in our retail stores and distribution centers, lowering fuel consumption through the use of innovative technologies in our tractor-trailer fleets, and optimizing product packaging to reduce waste.

Shareholder Engagement on ESG Matters – You Spoke, and We Listened

We value our relationships with our shareholders, and we have a long-standing practice of shareholder engagement. Over the past fiscal year, our Chairman, President and CEO or other members of our leadership team engaged directly with investors representing, in the aggregate, over 30% of our outstanding shares to specifically discuss environmental, social and governance matters. These engagement efforts allowed us to better understand our shareholders’ priorities, perspectives, and concerns, and positioned us to address environmental, social and governance, or ESG, issues more effectively.

In true AutoZone fashion, we embraced feedback, positively evolved, and doubled down on our drive to be an even more transparent and responsible corporate contributor. In July 2021, we published our second Corporate Social Responsibility Report (2021 CSR Report) with significantly more ESG disclosure, including full EEO-1 compliant data, and mapped our data to the Sustainability Accounting Standards Board (SASB) Index (now under the Value Reporting Foundation), Global Reporting Initiative (GRI) Index and the United Nations Sustainable Development Goals (SDG). Additionally, our Board of Directors revised its committee charters to ensure the Board, or a designated committee of the Board, has appropriate oversight and visibility of our significant ESG work. And we’re proud to state that the feedback we’ve received from our investor community thus far has been overwhelmingly positive.

Intensifying our Efforts to Address Climate Change

Despite our progress and the accomplishments made to date, there will always be room for us to do more. Rather than rest on our past performance, we look to the future and strive for continuous evolution and growth. In fact, as we disclosed in our 2021 CSR Report, we have partnered with both an existing global energy management specialist and an ESG specialist, and we are collaborating to develop and act on specific short-, medium- and long-term sustainability goals including, for example, greenhouse gas (GHG) reduction targets. We also announced our commitment to conduct a yearly GHG emissions inventory in order to create a consistent and reliable approach to monitoring and measuring progress on such goals and keeping our stockholders apprised of the same. Finally, we proudly announced an ambitious short-term goal of decreasing the Scope 1 and 2 energy-related emissions stemming from our U.S. store operations by 15%, against a 2019 baseline, by 2025. This goal builds upon our long-

standing commitment to environmentally responsible practices. We also understand that sustainability work is truly a journey, and we are committed to identifying additional opportunities and continuing our progress.

While AutoZone is aligned with the Proponent’s mission, we strive for meaningful, enduring change that will be impactful to all stakeholders - our customers, employees, communities, and our shareholders. We have operated with the highest integrity for 42 years and honor our commitments; we do not make them lightly. We serve thousands of customers every day by coming together as a team of over 100,000 AutoZoners; by providing Wow! Customer Service in our more than 6,700 stores; by leveraging our network of 13 distribution centers, hundreds of fleet vehicles and global store support centers; and by partnering with thousands of suppliers and vendors in all facets of our business. As such, we do not believe it is responsible to commit to the Proponent’s requested actions without first conducting the necessary foundational steps, steps which we began to take prior to receipt of the Proponent’s proposal. Specifically, we have partnered with a leading energy management specialist for comprehensive energy and sustainability management services and are now working to expand this partnership to include a carbon footprint assessment. We’ve also begun conducting an ESG materiality assessment to develop an ESG strategy and multi-year roadmap. We believe these actions will allow us to make more informed and responsible decisions about how to prioritize our efforts and allocate our resources in the next phase of this journey. We take our commitment to corporate social responsibility and reducing our carbon footprint seriously and intend to develop data-driven goals and targets by December 2022 after the relevant data collection and assessments have been completed. For these reasons, we do not believe it is in the Company’s or our shareholders’ best interests to make the commitments as requested by the Proponent at this time.

Therefore, the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a principles-based overview of AutoZone’s executive compensation program. It discusses our rationale for the types and amounts of compensation that our executive officers receive and how compensation decisions affecting these officers are made. It also discusses AutoZone’s total rewards philosophy, the key principles governing our compensation program, and the objectives we seek to achieve with each element of our compensation program.

Our fiscal 2021 Named Executive Officers are (i) our CEO, (ii) our CFO, (iii) our retired CFO and (iv) each of our three other most highly compensated executive officers who were employed as of the last day of fiscal 2021:

William C. Rhodes III	Chairman, President and Chief Executive Officer
Jamere Jackson	Executive Vice President, Chief Financial Officer, Finance & Store Development
William T. Giles	Executive Vice President, Chief Financial Officer, Finance, IT & Store Development (retired)
Thomas B. Newbern	Executive Vice President, International, IT & ALLDATA
Mark A. Finestone	Executive Vice President, Strategy & Innovation
Seong Ohm	Senior Vice President, Merchandising

The Company’s 2021 fiscal year was from August 30, 2020 through August 28, 2021 and therefore this Compensation Discussion and Analysis covers that time period. Mr. Rhodes, Mr. Giles, Mr. Finestone and Mr. Newbern were NEOs for fiscal 2020 and remain NEOs in fiscal 2021. Mr. Jackson and Ms. Ohm were appointed to their respective positions effective September 23, 2020 and October 26, 2020, respectively, and are NEOs for the first time.

Compensation Principles and Objectives

Pay for performance. The primary emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value. Base salary levels are intended to be competitive in the U.S. marketplace for executives, but the more potentially valuable components of executive compensation are incentive compensation. Annual cash incentives depend on the achievement of pre-determined business goals and long-term equity compensation is based on the value of our stock.

The primary driver of long-term compensation is our stock option program. AutoZone grants stock options due to their inherent sensitivity to stock price appreciation. Stock options only have value when AutoZone’s stock price rises above the grant date price; therefore, our executives can realize gains only when the price rises over time.

Attract and retain talented AutoZoners. The overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization. We believe that a company which provides quality products and services to its customers, and delivers solid financial results, will generate long-term stockholder returns, and that this is the most important component of attracting and retaining executive talent.

Drive high performance. AutoZone sets appropriate financial and operating goals to advance progress on key strategic initiatives and to position us for future success, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk”—payment is earned only if performance goals and objectives are met.

Drive long-term stockholder value. AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential future value of his or her AutoZone equity.

The table below illustrates how AutoZone’s compensation program weights the base salary and “at-risk” components of its NEOs’ fiscal 2021 target total compensation excluding any sign-on awards. See the Summary Compensation Table for additional details about fiscal 2021 compensation for all of the NEOs.

Executive	Base Salary	Annual Incentive	Long-Term Incentive	Total At-Risk
William C. Rhodes III	10%	14%	76%	90%
Average of all Other NEOs	22%	16%	62%	78%

Key Elements of Compensation

The Chief Executive Officer and the other NEOs, as well as the other senior executives comprising AutoZone’s Executive Committee, participate in the compensation program outlined in this Compensation Discussion and Analysis. However, many elements of the compensation program also apply to other levels of AutoZone management. The intent is to ensure that management is motivated to pursue, and is rewarded for achieving, the same financial, operating and stockholder objectives.

The table below summarizes the key elements of AutoZone’s executive compensation program and the objectives they are designed to achieve. More details on these elements follow throughout the Compensation Discussion and Analysis and this Proxy Statement, as appropriate.

Compensation Element	Description	Objectives
Base salary	● Annual fixed cash compensation.	● Attract and retain talented executives. ● Recognize differences in relative size, scope and complexity of positions as well as individual performance over the long term.
Annual cash incentive
●
Annual variable pay tied to the achievement of short-term economic profit, objectives, as operationalized by our primary measures of:
●
Earnings before interest and taxes, and
●
Return on invested capital
●
Actual payout depends on the results achieved. For fiscal 2021, company attainment was capped at 300% of target due to uncertainty related to the COVID-19 pandemic and any individual potential payout is capped at $4 million; however, payout is zero if threshold targets are not achieved.
●
The Compensation Committee may reduce payouts in its discretion when indicated by individual performance or other reasons but does not have discretion to increase payouts beyond established individual Performance Goals and Company incentive payout matrix.

●
Communicate key financial and operating objectives.
●
Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating objectives.
●
Support and reward consistent, balanced growth to generate profitable earnings efficiently in a manner that is sustainable for the future and links to stockholder returns.
●
Drive cross-functional collaboration and a total-company perspective.

Compensation Element	Description	Objectives
Stock options and other equity compensation
●
Senior executives receive non-qualified stock options (NQSOs).
●
All stock options are granted at fair market value on the grant date (discounted options are prohibited).
●
AutoZone’s equity compensation plan prohibits re-pricing of stock options.
●
AutoZone may grant awards of stock or units with either performance or time-based restrictions.

●
Align long-term compensation with stockholder results. Opportunities for significant wealth accumulation by executives are tightly linked to stockholder returns.
●
Provide retention incentives to ensure business continuity and facilitate succession planning and executive knowledge transfer.

Stock purchase plans
●
AutoZone maintains a broad-based employee stock purchase plan (ESPP) which is qualified under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan allows AutoZoners to make quarterly purchases of AutoZone shares at 85% of the fair market value on the first or last day of the calendar quarter, whichever is lower. The annual contribution limit under the ESPP is 10% of annual earnings up to a max of $15,000.
●
The Company has implemented an Executive Stock Purchase Plan so that executives may continue to purchase AutoZone shares beyond the limit the IRS and the Company set for the Employee Stock Purchase Plan. An executive may make purchases using up to 25% of their prior fiscal year’s eligible compensation.
● Allow all AutoZoners to participate in the growth of AutoZone’s stock. ● Encourage ownership, and therefore alignment of executive and stockholder interests.
Management stock ownership requirement	● Executive officers must meet specified minimum levels of ownership, using a multiple of base salary approach.	● Align with executive and stockholder interests by requiring executive officers to meet specified levels of ownership.

Compensation Element	Description	Objectives
Retirement plans

The Company maintains two retirement plans:

●
401(k) defined contribution plan,
●
Non-qualified deferred compensation plan

Stock options:

●
Retired executives, who meet the definition of retirement, do not receive any additional vesting of their long-term incentives but may hold vested options for the full original term of any given grant.

●
Provide competitive executive retirement benefits.
●
The non-qualified plan enables executives to defer 25% of base salary and 75% of annual cash incentives, independent of the IRS limitations set for the qualified 401(k) plan.
●
Retirees’ vested stock options remain subject to original term to motivate successful succession planning.

Health and other benefits

Executives are eligible for a variety of benefits, including:

●
Medical, dental and vision plans;
●
Executive Physical Program;
●
Life and disability insurance plans; and
●
Charitable contribution match program.

Senior executives are permitted to use the Company’s private aircraft for personal travel as long as they reimburse the Company for the direct, incremental cost of such usage.

● Provide competitive benefits. ● Minimize perquisites while ensuring a competitive overall rewards package.

Annual cash compensation. Annual cash compensation consists of base salary and annual cash incentives.

Base Salary. Salaries are determined within the context of a targeted total cash compensation level for each position. Base salary is a fixed portion of the targeted annual cash compensation, with the specific portion varying based on differences in the size, scope or complexity of the jobs as well as the tenure and individual performance level of incumbents in the positions. AutoZone utilizes a variety of survey data to monitor the market.

The survey data used to periodically adjust salary ranges is broad-based, including data submitted by hundreds of companies. Examples of the types of information contained in salary surveys include summary statistics (e.g., mean, median, 25th percentile, etc.) related to:

●	base salaries
●	variable compensation
●	total annual cash compensation
●	long-term incentive compensation
●	total direct compensation

The salary ranges which apply to the NEOs, including the Principal Executive Officer, are part of the structure applicable to thousands of AutoZone’s employees. Each grade in the current salary structure has a salary range associated with it. This range has a midpoint, to which we compare summary market salary data (generally median pay level) of the types discussed above.

Over time, as the median pay levels in the competitive market change, as evidenced by the salary survey data, AutoZone will make appropriate adjustments to salary range midpoints so that on average, these midpoints are positioned at roughly 100% of the market median value for base salaries as revealed by the surveys. This positioning relative to the market allows for competitive base salary levels. This maintains our stated philosophy of delivering competitive total rewards at or above the market median through our performance-based variable compensation.

Annual Cash Incentive.

as

✓ Annual Incentive Plan tied to economic profit, as a function of EBIT and ROIC	✓ No payout unless threshold or hurdle is achieved
✓ Portion of executive’s Performance-Based Compensation increases as level of responsibility increases	✓ Payout may not exceed 100% unless EBIT exceeds 100% of plan. ROIC alone, while a driver of economic profit, will not result in greater incentive plan payouts.
✓ Individual Performance measured against pre-established individual goals	✓ Compensation Committee may not exercise positive discretion under Annual Incentive Plan
✓ Individual Performance serves as a modifier to adjust bonus payout, positively or negatively	✓ Compensation Committee must certify attainment of goals prior to payout.

Overview. Executive officers are eligible to receive annual cash incentives pursuant to the AutoZone, Inc. 2015 Executive Incentive Compensation Plan (“EICP”) based on the Company’s attainment of certain performance objectives set by the Compensation Committee at the beginning of the fiscal year. The annual cash incentive target for each position, is expressed as a percentage of base salary, which percentage is based on the individual’s level within the organization. As a general rule, as an executive’s level of management responsibility increases, the portion of his or her total performance-based compensation increases.

The threshold and target annual incentive amounts (as a percentage of base salary) for the NEOs for fiscal 2021 are shown in the table below.

Principal Position	Threshold (50% of Target)	Target
Chairman, President & CEO	65%	130%
Executive Vice Presidents	37.5%	75%
Senior Vice Presidents	30%	60%

The actual incentive amount paid depends on Company performance relative to the target objectives initially established.

The Compensation Committee may in its sole discretion reduce the calculated incentive awards paid to NEOs. However, under the EICP, the Compensation Committee may not exercise discretion in granting awards in cases where no awards are indicated, nor may the Compensation Committee increase any calculated awards. Any such “positive” discretionary changes, were they to occur, would be paid outside of the EICP and to the extent required, reported under the Bonus column in the Summary Compensation Table on page 37; however, the Compensation Committee has not historically exercised its discretion to make such changes.

Additionally, under the EICP, the Compensation Committee may (but is not required to) adjust for the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses on the calculation of performance.

After the end of each fiscal year, the Compensation Committee must certify the attainment of goals and direct the amount to be paid to each participant in cash.

2021 Plan Design and Payout Matrix. In October 2020, in conjunction with the full Board’s review of the Company’s fiscal year operating plan and budget, the Compensation Committee approved the Company’s performance metrics for the 2021 annual incentive plan, which consisted of: (i) Earnings before interest and taxes (“EBIT”) and (ii) Return on invested capital (“ROIC”). These metrics are also key inputs to the calculation of economic profit, which is then extrapolated to develop a payout matrix. Accordingly, annual incentive payouts are driven by EBIT and ROIC and their corresponding impact to economic profit against planned economic profit.

The Compensation Committee, along with management, believe that EBIT and ROIC are important factors in enhancing stockholder value, growing our business and ensuring efficient use of capital deployment. Once EBIT and ROIC goals are set, we use economic profit as a test to ensure that growth and the cost of growth are balanced; that the Company is using capital to generate profitable earnings efficiently and in a manner that is sustainable for the future. Specifically, we are aligning short-term compensation goals to long-term value creation.

The matrix is then further adjusted to include appropriate guardrails on incentive compensation. First, the annual incentive plan is subject to a pre-established threshold or hurdle such that no annual incentive awards are paid out unless the Company achieves 90% of planned EVA. Additionally, the payout may not exceed 100% unless the EBIT target is exceeded; in other words, exceeding the ROIC target alone will not be sufficient to result in an above 100% payout. The rationale for this is that there must be “incremental EBIT” (or EBIT in excess of target EBIT) to fund the additional incentive payout. Finally, the aggregate value of annual incentive awards to all bonus-eligible employees is subject to a cap so that the aggregate value may not exceed 20% of “incremental EBIT.” This cap on incentive compensation serves as a further limitation on the amount of incentive compensation that may be paid to officers and employees in a given year in order to ensure that the Company and its stockholders realize the benefit` from superior performance. The matrix is then further adjusted to include appropriate guardrails on incentive compensation. First, the annual incentive plan is subject to a pre-established threshold or hurdle such that no annual incentive awards are paid out unless the Company achieves 90% of planned EVA. Additionally, the payout may not exceed 100% unless the EBIT target is exceeded; in other words, exceeding the ROIC target alone will not be sufficient to result in an above 100% payout. The rationale for this is that there must be “incremental EBIT” (or EBIT in excess of target EBIT) to fund the additional incentive payout. Finally, the aggregate value of annual incentive awards to all bonus-eligible employees is subject to a cap so that the aggregate value may not exceed 20% of “incremental EBIT.” This cap on incentive compensation serves as a further limitation on the amount of incentive compensation that may be paid to officers and employees in a given year in order to ensure that the Company and its stockholders realize the benefit from superior performance.

First, the annual incentive plan is subject to a pre-established threshold or hurdle such that no annual incentive awards are paid out unless the Company achieves 90% of planned economic profit. Additionally, the payout may not exceed 100% unless the EBIT target is exceeded; in other words, exceeding the ROIC target alone will not be sufficient to result in an above 100% payout. The rationale for this is that there must be “incremental EBIT” (or EBIT in excess of target EBIT) to fund the additional incentive payout. Finally, the aggregate value of annual incentive awards to all bonus-eligible employees is subject to a cap so that the aggregate portion of the payout in excess of 100% is capped at an amount equal to 20% of “incremental EBIT.” This cap on incentive compensation serves as a further limitation on the amount of incentive compensation that may be paid to officers and employees in a given year in order to ensure that the Company and its stockholders realize the benefit from superior performance.

Description of Measures. For purposes of the annual incentive plan, EBIT is defined as net income plus interest and taxes and ROIC is defined as after-tax operating profit (excluding rent) divided by average invested capital (which includes a factor to consider operating leases as financing leases). ROIC is also calculated on a 14-point trailing fiscal period average to mitigate potential risk related to short-term actions which could inflate calculations. Economic profit is calculated as net operating profit (including rent) after taxes, less the cost of capital using a capital charge rate of 10.5%.

Individual Performance Goals. Payouts are further modified based on each individual’s performance against pre-established individual performance goals. Performance is measured on a five-point rating scale and the modifier may be 0% (consistently did not meet expectations), 80% (did not meet expectations), 100% (meets expectations), 120% (exceeded expectations); or 130% (consistently exceeded expectations).

2021 Performance and Actual Payout. The 2021 incentive awards for each NEO were based on the following performance:

Economic
Profit ($MMs)
EICP Target	1,438.2
Actual (as adjusted)	1,984.4
Surplus $	546.20
Surplus %	38.0%

As noted our fiscal 2021 economic profit was 38.0% above plan. While EBIT target was below FY20 EBIT, the plan was built off a normalized, pre-pandemic levels of expected profit growth from a stable FY19. Accordingly, the incentive payout for fiscal year 2021, before adjusting for the individual performance component, was 289.9%. Additionally, Messrs. Newbern and Rhodes received an individual rating of “Exceeds Expectations” based on their individual achievement of performance goals. Mr. Rhodes has respectfully declined the additional compensation that he is eligible to receive pursuant to the “Exceeds Expectations” rating, both for his MIP cash payout (up to the allowable cap) and his FY22 annual stock option grant. Accordingly, Mr. Rhodes has foregone $42,865 in MIP (after giving effect to the $4M cap) and $2,056,074 of value in additional stock options in his FY22 annual grant. The remaining named executive officers received an individual rating of “Meets Expectations” and no upward or downward adjustment to their annual incentive awards were made due to individual performance.

Effect of Performance on Total Annual Cash Compensation. Because AutoZone emphasizes pay for performance, it is only when the Company exceeds its target objectives that an executive’s total annual cash compensation begins to climb relative to the median market level.

Stock compensation. To emphasize achievement of long-term stockholder value, AutoZone’s senior executives receive a significant portion of their targeted total compensation in the form of non-qualified stock options. Stock Options are granted with an exercise price equal to the closing stock price on the grant date, typically vest 25% annually on October 1 of each of the four fiscal years following the fiscal year in which the grant is made and have a maximum term of ten (10) years. We believe that meeting our long-term strategic goals will increase our stock price.

Although stock options have potential worth at the time they are granted, they only confer actual value if AutoZone’s stock price appreciates between the grant date and the exercise date. For this reason, we believe stock options are performance-based as they’re directly tied to stock price appreciation and mirrors stockholders’ positions. Stock options are a highly effective long-term compensation vehicle to reward executives for creating stockholder value. We want our executives to realize total compensation levels well above the market norm, because when they do, such success is the result of achievement of Company financial and operating objectives that leads to growth in the per-share value of AutoZone common stock.

AutoZone grants stock options annually, typically near the beginning of the fiscal year and makes a limited number of promotional or new hire grants during the fiscal year. The annual grants are reviewed and approved by the Compensation Committee in the meeting (typically in late September or early October) at which it reviews prior year results, determines incentive payouts, and takes other compensation actions affecting its executive officers. The Compensation Committee has not delegated its authority to grant stock options; all grants are directly approved by the Compensation Committee. Option grant amounts for the Chief Executive Officer’s direct reports and other senior executives are recommended to the Compensation Committee by the Chief Executive Officer, based on individual performance and the size and scope of the position held.

Newly promoted or hired officers may receive an option or restricted stock grant shortly after their hire or promotion. New hire or promotional grants are individually approved at a regularly scheduled meeting of the Compensation Committee, or via a special called meeting, or by unanimous written consent of the Compensation Committee. The grants are recommended to the Compensation Committee by the Chief Executive Officer based on individual circumstances (e.g., what may be required in order to attract a new executive). Internal promotional grants are prorated based on the time elapsed since the officer received a regular annual grant of stock options or restricted stock.

Stock purchase plans. AutoZone maintains the Seventh Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan (“Executive Stock Purchase Plan”) permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase

Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, or any successor statute thereto and the regulations thereunder (the “Internal Revenue Code”), it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to contribute after-tax compensation for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the contributions at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

The table below can be used to compare and contrast the stock purchase plans. For more information about our stock-based plans, including the Executive Stock Purchase Plan, see Grants of Plan-Based Awards Table on page 39.

	Employee Stock Purchase Plan	Executive Stock Purchase Plan
Contributions	After tax, limited to lower of 10% of eligible compensation or $15,000	After tax, limited to 25% of eligible compensation
Discount	15% discount based on lowest price at beginning or end of the quarter	15% discount based on quarter-end price
Vesting	None (one-year holding period only)	Shares granted to represent 15% discount vest after one year; one-year holding period for shares purchased at fair market value

Company Aircraft

Senior Executives may periodically use AutoZone’s private aircraft for personal travel pursuant to an agreement with the Company. Under the agreement, the Company must be reimbursed for the direct, incremental cost to the Company arising from the personal use of the aircraft. These expenses include the cost of fuel, aircraft maintenance plan costs related to the trip, ramp fees, pilot expenses (if contract pilots are used on the trip), any special insurance for the trip, and other smaller direct costs to the Company. All of the fixed costs related to the use of the private aircraft, such as regular insurance premiums, hangar fees, depreciation and subscription costs, are paid by the Company, and reimbursement is not required for such costs.

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Compensation Committee with assistance from the CEO, the Senior Vice President, Human Resources and other senior leaders, as appropriate. The Compensation Committee in fiscal year 2021 selected and retained an independent compensation consultant, Pearl Meyer, who reports directly to the Compensation Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Compensation Committee and management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management
●
Sets policies and gives direction to management on all aspects of the executive compensation program
●
 Based upon performance, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer
●
 Determines the terms and conditions of equity incentive awards for all award recipients
●
 Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership
●
 Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay and published investor compensation policies and position parameters.
●
Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they exist

●
 Analyzes competitive information supplied by the independent compensation consultant and others in light of the Company’s financial and operational circumstances
●
Evaluates market data for each executive position within the context of:
●
 Importance of each role to the Company’s business model;
●
 The Company’s organizational structure;
●
 Expected contribution of each executive considering the responsibilities inherent in his or her position
●
 The risks inherent in the annual operating plan
●
 Considers how other factors may affect pay decision-making, such as the Company’s annual operating plan, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs
●
Uses the data and analysis referenced above to formulate recommendations for the Compensation Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the meetings of the Compensation Committee and Board that follow the end of the prior fiscal year. In reaching its decisions regarding pay levels, the Compensation Committee does not aim to mirror any other company’s compensation levels or practices. Nonetheless, the Compensation Committee does consider other companies’ practices that might be pertinent to a company with similar margins and to the fact that we operate in multiple geographic locations with differing regulatory obligations and market considerations.

The Compensation Committee selects and engages a compensation consulting firm, from time to time, and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Compensation Committee, the Board, and management. In March 2021, the Compensation Committee evaluated Pearl Meyer’s independence using the factors set forth in NYSE Rule 303A.05(c) and confirmed Pearl Meyer’s independence.

The Chief Executive Officer attends most meetings of the Compensation Committee and participates in the process by answering Compensation Committee questions about pay philosophy and by ensuring that the Compensation Committee’s requests for information are fulfilled. He also assists the Compensation Committee in determining the compensation of the executive officers by providing recommendations and input about such matters as individual performance, tenure, and size, scope and complexity of their positions. The Chief Executive Officer makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations usually relate to base salary increases, changes to annual incentive targets and stock option grants. The Chief Executive Officer also recommends pay packages for newly hired executives. Management provides the Compensation Committee with data, analyses and perspectives on market trends and annually prepares information to assist the Compensation Committee in its consideration of such recommendations. Annual incentive awards are based on achievement of business objectives set by the Compensation Committee, but the Compensation Committee may exercise negative discretion, and if it does so, it is typically in reliance on the Chief Executive Officer’s assessment of an individual’s performance.

The Chief Executive Officer is not a party to the deliberations of the Compensation Committee regarding his own compensation. The Senior Vice President, Human Resources has direct discussions with the Compensation Committee Chair regarding the Compensation Committee’s recommendations on the Chief Executive Officer’s compensation. The Compensation Committee also receives input from the independent consultant regarding Chief Executive Officer compensation.

Chief Executive Officer. The Compensation Committee establishes the compensation level for the Chief Executive Officer, including base salary, annual cash incentive compensation, and stock-based awards. The Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee in conjunction with a review of his individual performance by the non-management directors, considering all forms of compensation, including base salary, annual cash incentive, stock options and other stock-based awards, and the value of other benefits received.

Other Executive Officers. The Compensation Committee reviews and approves base salaries for AutoZone’s executive officers (other than the Chief Executive Officer) based on each executive officer’s individual performance during the past fiscal year and on the recommendations of the Chief Executive Officer. The Compensation Committee approves the annual cash incentive amounts for the executive officers, which are determined by objectives approved by the Compensation Committee at the beginning of each fiscal year as discussed above. The actual incentive amount paid depends on their annual performance.

The Compensation Committee, together with its independent compensation consultant, periodically conducts a detailed review of the overall executive compensation program to determine if the program supports the company’s strategic objectives. In making decisions related to compensation of the NEOs, the Compensation Committee uses the survey data and salary ranges as context in reviewing compensation levels and approving pay actions. Other elements that the Compensation Committee considers are individual performance, Company performance, individual tenure, internal equity, position tenure, and succession planning.

The Compensation Committee approves stock-based compensation to all eligible levels of management, including executive officers. Stock options are granted to executive officers upon initial hire or promotion, and thereafter are typically granted annually in accordance with guidelines established by the Compensation Committee as discussed above. The actual grant is determined by the Compensation Committee based on the guidelines and the performance of the individual in the position. The Compensation Committee considers the recommendations of the Chief Executive Officer. Other than grants of stock made pursuant to the stock purchase plans discussed above, the Compensation Committee has sole authority to approve any other individual awards of stock-based compensation for executive officers.

Management Stock Ownership Requirement. To further reinforce AutoZone’s objective of driving long-term stockholder results, AutoZone maintains a stock ownership requirement for all Executive Committee members. Covered executives must attain a specified minimum level of stock ownership, based on a multiple of their base salary, within five years of the executive’s placement into a covered position. Executives who are promoted into a position with a higher multiple will have an additional three years to attain the increased required ownership level. In order to calculate whether each executive meets the ownership requirement, we total the value of each executive’s holdings of whole shares of stock, sixty percent of the intrinsic (or “in-the-money”) value of vested stock options, and sixty percent of the intrinsic value of unvested restricted stock units, based on the fiscal year-end closing price of AutoZone stock, and compare that value to the appropriate multiple of fiscal year-end base salary. We include net value of vested stock options in the ownership calculation because the long-term retention and ownership of such stock options aligns the executive’s interests with the long-term interests of our shareholders. This is consistent with our longstanding history of pay-for-performance and our long-term practice granting stock options to emphasize achievement of long-term stockholder value. Without giving effect to recently hired or promoted executives who are permitted 5 years to comply with stock ownership guidelines, the average EC multiple of base compensation is 25 and all EC members are in compliance with stock ownership requirements.

To encourage full participation in our equity plans, all AutoZone stock acquired under those plans is included in the executive’s holdings for purposes of calculating his or her ownership. This includes vested stock options, unvested restricted stock units and vested shares which have restrictions on sale.

Key features of the stock ownership requirement are summarized in the table below:

Ownership Requirement	●Chief Executive Officer7 times base salary ●Executive Vice President3 times base salary ●Senior Vice President2 times base salary
Holding Requirements
●Individuals who have not achieved the ownership requirement within the specified period will be required to hold 50% of net after-tax shares upon exercise of any stock option and may not sell any shares of AZO.
●Guidelines will no longer apply after an executive reaches age 62, in order to facilitate appropriate financial planning as potential retirement approaches. The Compensation Committee may waive the guidelines for any other executive at its discretion.

Ownership Definition
●Shares of stock directly owned;
●Indirectly held shares reportable as beneficial holdings;
●Unvested Shares acquired via the Executive Stock Purchase Plan
●60% of vested stock options (based on the “after tax in-the-money” value); and
●60% of unvested Restricted Stock Units (based on the “after tax” value).

Unlawful Insider Trading and Anti-Hedging Policy. AutoZone has adopted policies and procedures designed to prohibit unlawful insider trading, hedging transactions and related practices. Specifically, AutoZone’s employees, officers and directors are prohibited from trading in AutoZone securities while in the possession of material, nonpublic information, from pledging AutoZone securities as collateral, holding AutoZone securities in a margin account and entering into transactions that are designed to hedge or offset decreases in the market value of AutoZone securities. Prohibited transactions include equity swaps, prepaid variable forward contracts, put or call options (other than employee stock option grants), short sales or other derivative instruments. Additionally, certain employees and officers may be subject to routine and non-routine blackout periods during which times trading in our securities is not permitted, as well as pre-clearance procedures to ensure compliance with applicable internal policies.

Incentive Compensation Recovery Policy. AutoZone maintains an incentive compensation recovery, or “clawback”, policy. The purpose of the policy is to enable AutoZone’s Board, at its discretion, to recover excess incentive compensation in the event that the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements. “Excess” compensation is generally the amount of performance-based compensation paid above what would have been received had the statements in question been accurate. The Company will revise and administer this policy in compliance with the Dodd-Frank Act provisions, once the rules implementing those provisions become effective.

Benchmarking

AutoZone reviews publicly available data from a peer group of companies to help us ensure that our overall compensation remains competitive. The peer group data we use is from proxy filings and other published sources – it is not prepared or compiled especially for AutoZone. AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies.

We periodically review the appropriateness of this peer group. It typically has changed when such events as acquisitions and spin-offs have occurred, and in the event a member company experiences significant performance challenges. The criteria used to select the peer group companies include:

●	Direct competitors;
●	Companies with which we compete for talent, customers and capital; and
●	Companies with key financial measures within a reasonable range compared to those same measures for AutoZone (e.g., revenues between 50% and 200% of AutoZone’s).

AutoZone FY2021 Peer Group

Advance Auto Parts Darden Restaurants Dick’s Sporting Goods Dollar General Dollar Tree Foot Locker	Gap Stores Genuine Parts L Brands LKQ Corporation O’Reilly Automotive Ross Stores	Sherwin Williams Tractor Supply Company Ulta Beauty W.W. Grainger Yum! Brands

AutoZone reviews peer group compensation data as a point of reference but we do not use information from the peer group or other published sources to set precise compensation targets or make individual compensation decisions. We use such data as context in reviewing AutoZone’s overall compensation levels and approving recommendations. Broad survey data and peer group information are just two elements that we find useful in maintaining a reasonable and competitive compensation program. Other elements that we consider are individual performance, Company performance, individual tenure, position tenure, and succession planning.

Taxation of Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, the Compensation Committee considered the provisions of Section 162(m) of the Internal Revenue Code which allowed the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. There was an exception for qualified performance-based compensation, and AutoZone’s compensation program was designed to maximize the tax deductibility of compensation paid to executive officers, where possible. The Tax Reform includes substantial changes to Section 162(m), which generally eliminate tax deductions for any compensation in excess of $1 million paid to covered employees.

Section 409A of the Internal Revenue Code was created with the passage of the American Jobs Creation Act of 2004. These tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. The Internal Revenue Service periodically releases Notices and other guidance related to Section 409A, and AutoZone continues to take actions necessary to comply with the Section’s requirements by the deadlines established by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee of the Board (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”). Based on the review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee:

George R. Mrkonic, Jr. (Chair)

Douglas H. Brooks

Linda A. Goodspeed

Gale V. King

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of independent, non-employee directors. None of the members of the Compensation Committee (i) was an officer or employee of the Company at any time during or prior to fiscal 2021 or (ii) is or was a participant in a “related person” transaction with the Company since the beginning of fiscal 2021. No executive officer of the Company serves, or in the past fiscal year has served, on the compensation committee or board of any company that has one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board.

Compensation Program Risk Assessment

AutoZone’s management conducts periodic assessments of the compensation plans and programs that apply throughout the Company, including those plans and programs in which our executives participate. The assessments are performed by key members of AutoZone’s human resources, finance, operations, and legal teams, and entails thorough discussions of each plan’s or program’s design and operation. Significant findings are reviewed by senior management prior to being reviewed and discussed with the Compensation Committee.

Plan elements which are reviewed include participants, performance measures, performance and payout curves or formulas, how target level performance is determined (including whether any thresholds and caps exist), how frequently payouts occur, and the mix of fixed and variable compensation which the plan delivers. The plans and programs are also reviewed from the standpoint of reasonableness (e.g., how target and above-target pay levels compare to similar plans for similar populations at other companies, and how payout amounts relate to the results which generate the payment), how well the plans and programs are aligned with AutoZone’s goals and objectives, and from an overall standpoint, whether these plans and programs represent an appropriate mix of short- and long-term compensation.

The purpose of these reviews is to determine whether the risks related to the design and operation of these plans and programs, if present, are reasonably likely to have a material adverse effect on the Company. We believe that our compensation plans, policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. The various mitigating factors which support this conclusion include:

●	Oversight of the management incentive plan and all stock-based compensation by the Compensation Committee of the Board;
●	Senior management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;
●	Administration and oversight of plans and programs by multiple functions within the Company (e.g., finance, operations, legal and human resources);
●	Existence of an incentive compensation recovery (“clawback”) policy;
●	Interrelationship between measures (e.g., correlation between economic profit performance and appreciation in the per-share price of AutoZone’s stock);
●	Vesting and stock ownership requirements for executive officers which encourage long-term perspectives among participants; and

●	A preference for performance measures which result in payments only upon achievement of ultimate financial results.

SUMMARY COMPENSATION TABLE

This table shows the compensation paid to the NEOs during the 2021, 2020 and 2019 fiscal years.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($) (3)(4)	($) (4)	($) (5)	($) (6)	($)
William C. Rhodes III	2021	1,050,000	—	90,672	9,495,777	3,957,135	245,412	14,838,996
Chairman, President &	2020	1,050,000	—	89,399	7,269,523	2,941,849	180,590	11,531,361
Chief Executive Officer	2019	1,062,500	—	90,187	5,888,287	1,401,417	175,171	8,617,562
Jamere Jackson	2021	673,077	1,200,000	—	3,037,480	1,463,438	69,389	6,443,384
CFO/Executive Vice President,								—
Finance & Store Development								—
William T. Giles	2021	266,308	—	13,001	—	579,020	125,897	984,226
CFO/Executive Vice President,	2020	678,538	—	28,321	2,031,501	1,096,790	125,013	3,960,163
Finance & IT (Retired)	2019	674,711	—	28,230	1,822,036	513,422	103,223	3,141,622
Thomas B. Newbern	2021	593,538	—	—	2,141,205	1,548,600	77,499	4,360,842
Executive Vice President,	2020	576,154	—	—	2,246,944	776,080	68,750	3,667,928
International, IT & ALLDATA	2019	562,058	—	—	1,733,156	513,229	56,137	2,864,580
Mark A. Finestone	2021	584,538	—	27,484	2,141,205	1,270,933	132,837	4,156,996
Executive Vice President,	2020	568,538	—	28,321	1,925,763	765,823	108,687	3,397,132
Strategy & Innovation	2019	562,058	—	24,352	1,733,156	427,698	109,267	2,856,531
Seong Ohm	2021	325,769	350,000	—	2,479,142	566,643	50,176	3,771,730
Senior Vice President,
Merchandising

(1)	Fiscal year 2019 was a 53-week fiscal year, so the 2019 salary and bonus amounts reflect an extra week of pay.
(2)	Annual incentive awards were paid pursuant to the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table. We provided Mr. Jackson with an initial $1.2 million cash sign-on bonus and Ms. Ohm with an initial $350,000 cash sign-on bonus as make-whole awards for the awards that were forfeited when they left their previous company.
(3)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 23 for more information about the Executive Stock Purchase Plan. See Note B, Share-Based Payments, to our consolidated financial statements in our 2021 Annual Report for a description of the Executive Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with FASB ASC Topic 718.
(4)	The value of stock awards and option awards was determined as required by FASB ASC Topic 718. There is no assurance that these values will be realized. See Note B, Share-Based Payments, to our consolidated financial statements in our 2021 Annual Report for details on assumptions used in the valuation. To address compensation forfeited at their respective former employers, we provided each of Mr. Jackson and Ms. Ohm with an initial long-term incentive grant of approximately $1.0 million in stock options. Ms. Ohm received the sign-on and annual award combined on one grant date.
(5)	Incentive amounts were earned for the 2021 fiscal year pursuant to the EICP and were paid in October 2021. See “Compensation Discussion and Analysis” on page 23 for more information about this plan.
(6)	All Other Compensation includes the following:

					Company
					Contributions
		Perquisites and			to Defined	Life
		Personal		Tax Gross-	Contribution	Insurance
		Benefits		ups	Plans	Premiums
Name		($)(A)		($)(D)	($)(E)	($)
William C. Rhodes III	2021	55,370	(B)	25,542	159,582	4,918
Jamere Jackson	2021	64,690	(C)	3,368	—	1,331
William T. Giles	2021	53,694	(B)	9,262	61,982	959
Thomas B. Newbern	2021	7,022		13,767	54,189	2,521
Mark A. Finestone	2021	56,022	(B)	20,830	53,541	2,444
Seong Ohm	2021	46,385	(C)	3,144	—	647
(A)	Perquisites and personal benefits for all NEOs include matching charitable contributions under the AutoZone Matching Gift Program, Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid spouse business-related travel, and Company-paid long-term disability insurance premiums.
(B)	The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer, consisted of matching charitable contributions made under the AutoZone Matching Gift program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually, are as follows:

Name	2021 ($)
William C. Rhodes III	50,000
William T. Giles	50,000
Mark A. Finestone	50,000
(C)	Mr. Jackson and Ms. Ohm received relocation benefits as part of our relocation program.
(D)	Represents amounts related to imputed earnings on taxable life insurance.
(E)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to the Company’s NEOs during the 2021 fiscal year.

					All other	All other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	date fair
		Estimated Future Payments			Number of	Number of	or base	value of
		Under Non-equity Incentive			shares of	securities	price of	stock and
		Plans (1)			Stock or	underlying	option	option
	Equity Plans	Threshold	Target	Maximum	Units	options	awards	awards
Name	Grant Date	($)	($)	($)	(#) (2)	(#) (3)	($)	($)
William C. Rhodes III		682,500	1,365,000	4,000,000
	10/7/2020					30,600	1,139.99	9,495,777
	9/30/2020				9			10,599
	12/31/2020				48			56,901
	3/31/2021				8			11,234
	6/30/2021				8			11,938
								9,586,449
Jamere Jackson		252,404	504,808	4,000,000
	9/23/2020					2,962	1,128.95	896,275
	10/7/2020					6,900	1,139.99	2,141,205
								3,037,480
William T. Giles		99,866	199,731	4,000,000
	9/30/2020				5			5,888
	12/31/2020				6			7,113
								13,001
Thomas B. Newbern		222,577	445,154	4,000,000
	10/7/2020					6,900	1,139.99	2,141,205
								2,141,205
Mark A. Finestone		219,202	438,404	4,000,000
	10/7/2020					6,900	1,139.99	2,141,205
	9/30/2020				5			5,888
	12/31/2020				6			7,113
	3/31/2021				5			7,022
	6/30/2021				5			7,461
								2,168,689
Seong Ohm		97,731	195,461	4,000,000
	10/26/2020					7,989	1,152.00	2,479,142
								2,479,142

(1)	Represents potential threshold, target and maximum incentive compensation for the 2021 fiscal year under the EICP based on each officer’s salary on the date the 2021 fiscal year targets were approved. The amounts actually paid for the 2021 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. There was a temporary cap of 300% for fiscal year 2021; however, awards paid to any individual pursuant to the EICP may not exceed $4 million. See “Compensation Discussion and Analysis” at page 23.
(2)	Represents shares awarded pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 23 and the discussion following this table for more information on the Executive Stock Purchase Plan.
(3)	Represents options awarded pursuant to the Amended 2011 Equity Plan or 2020 Omnibus Incentive Plan. See “Compensation Discussion and Analysis” at page 23.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock option awards under the Amended 2011 Equity Plan, the 2011 Equity Plan, 2020 Omnibus Incentive Plan, other outstanding equity awards under the Amended 2011 Equity Plan and the 2011 Equity Plan, and unvested shares under the Executive Stock Purchase Plan for the Company’s NEOs as of August 28, 2021:

		Option Awards
							Number of	Market
		Number of securities					shares of	value of
		underlying unexercised options			Option		stock that	Shares of stock
		(1)			Exercise	Option	have not	that have
Name	Grant Date	Exercisable	Unexercisable		Price	Expiration Date	vested (2)	not vested (3)
William C. Rhodes III	9/23/2014	17,400	—		$507.79	9/24/2024
	10/6/2015	7,850	—		$744.62	10/7/2025
	10/7/2015	50,000	—	(4)	$736.00	10/8/2025
	9/23/2016	6,750	—		$744.85	9/24/2026
	9/26/2017	9,000	3,000		$587.13	9/27/2027
	9/25/2018	13,250	13,250		$772.80	9/26/2028
	10/7/2019	6,875	20,625		$1,060.81	10/8/2029
	10/7/2020	—	30,600		$1,139.99	10/8/2030
	9/30/2020						9	$13,936
	12/31/2020						48	$74,328
	3/31/2021						8	$12,388
	6/30/2021						8	$12,388
Totals		111,125	67,475				73	$113,040
Jamere Jackson	9/23/2020	—	2,962		$1,128.95	9/24/2030
	10/7/2020	—	6,900		$1,139.99	10/8/2030
Totals		—	9,862
William T. Giles	10/1/2013	3,800	—		$425.11	10/2/2023
	9/23/2014	10,600	—		$507.79	9/24/2024
	10/6/2015	10,600	—		$744.62	10/7/2025
	9/23/2016	9,120	—		$744.85	9/24/2026
	9/26/2017	6,532	—		$587.13	9/27/2027
	9/25/2018	4,100	—		$772.80	9/26/2028
	10/7/2019	1,921	—		$1,060.81	10/8/2029
	9/30/2020						5	7,742
	12/31/2020						6	9,291
Totals		46,673	—				11	$17,033
Thomas B. Newbern	10/6/2015	3,250	—		$744.62	10/7/2025
	9/23/2016	7,740	—		$744.85	9/24/2026
	9/26/2017	—	1,848		$587.13	9/27/2027
	9/25/2018	3,900	3,900		$772.80	9/26/2028
	10/7/2019	2,125	6,375		$1,060.81	10/8/2029
	10/7/2020	—	6,900		$1,139.99	10/8/2030
Totals		17,015	19,023
Mark A. Finestone	10/6/2015	11,000	—		$744.62	10/7/2025
	9/23/2016	7,740	—		$744.85	9/24/2026
	9/26/2017	5,542	1,848		$587.13	9/27/2027
	9/25/2018	3,900	3,900		$772.80	9/26/2028
	10/7/2019	1,821	5,464		$1,060.81	10/8/2029
	10/7/2020	—	6,900		$1,139.99	10/8/2030
	9/30/2020						5	$7,742
	12/31/2020						6	$9,290
	3/31/2021						5	$7,742
	6/30/2021						5	$7,742
Totals		30,003	18,112				21	$32,516
Seong Ohm	10/26/2020	—	7,989		1,152.00	10/27/2030
Totals		—	7,989
(1)	Unless indicated otherwise, stock options vest annually in one-fourth increments over a four-year period.

(2)	Represents shares acquired pursuant to unvested shares granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan and will vest immediately upon a participant’s termination of employment without cause or the participant’s death or disability.
(3)	Based on the closing price of AutoZone common stock on August 28, 2021 ($1,548.49 per share).
(4)	Represents a one-time grant of non-qualified stock options pursuant to the 2011 Equity Plan. Fifty percent (50%) of the shares vested on the fourth anniversary of the grant, and the other fifty percent (50%) vested on the fifth anniversary of the grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s NEOs during the fiscal year ended August 28, 2021:

	Option Awards		Stock Awards
	Number		Number
	of shares	Value	of shares	Value
	acquired	realized	acquired	realized
	on exercise	on exercise	on vesting	on vesting
Name	(#)	($) (1)	(#) (2)	($) (3)
William C. Rhodes III	41,700	39,890,157	80	100,758
Jamere Jackson	—	—	—	—
William T. Giles	17,500	15,316,598	12	14,178
Thomas B. Newbern	15,267	7,462,920	—	—
Mark A. Finestone	16,600	15,237,769	27	35,858
Seong Ohm	—	—	—	—

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of AutoZone common stock on the New York Stock Exchange on the date of exercise and the exercise price of the option.
(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 23 for more information about this plan.
(3)	Based on the closing price of AutoZone common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s NEOs as of and for the year ended August 28, 2021.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	withdrawals /	Balance at
	in Last FY	in Last FY	Last FY	distributions	Last FYE
Name	($) (1)	($) (2)	($) (3)	($)	($)
William C. Rhodes III	1,040,070	148,274	6,296,542	—	25,723,897
Jamere Jackson	22,890	—	1,084	—	23,974
William T. Giles	169,342	59,829	560,829	—	2,428,773
Thomas B. Newbern	273,800	42,942	142,860	—	2,629,491
Mark A. Finestone	67,493	42,171	649,793	—	2,776,325
Seong Ohm	12,591	—	871	—	13,462

(1)	Represents contributions by the NEOs under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the NEOs in the Summary Compensation Table.
(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the NEOs in the Summary Compensation Table.
(3)	Represents the difference between the aggregate balance at end of fiscal 2021 and the end of fiscal 2020, excluding (i) contributions made by the executive officer and the Company during fiscal 2021 and (ii) any withdrawals or distributions during fiscal 2021. None of the earnings in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher based in the United States are eligible to participate in the EDCP after their first year of employment with the Company. As of August 28, 2021, there were 54 such officers of the Company. The EDCP is a nonqualified plan that allows officers to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and up to 75% of bonus compensation. The Company match is calculated based on 100% of the first 3% of deferred compensation and 50% of the next 2% deferred, less the maximum value of the Company match available generally to participants in AutoZone’s 401(k) Plan. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Agreement with Mr. Rhodes

In 2008, Mr. Rhodes and AutoZone entered into an agreement (the “Agreement”) providing that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary, a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. The Agreement further provides that Mr. Rhodes will not compete with AutoZone or solicit its employees for a three-year period after his employment with AutoZone terminates.

Executive Officer Agreements (Messrs. Jackson, Giles, Finestone and Newbern, and Ms. Ohm)

AutoZone’s executive officers who do not have written employment agreements, including Messrs. Jackson, Giles, Finestone and Newbern and Ms. Ohm, have entered into agreements (“Severance and Non-Compete Agreements”) with the Company providing that if their employment is involuntarily terminated without cause, and if they sign an agreement waiving certain legal rights, they will receive severance benefits in the form of salary continuation for a period of time ranging from 12 to 24 months, depending on their length of service at the time of termination. Other than Mr. Jackson and Ms. Ohm, the aforementioned executives all have greater than 5 years of service.

Years of Service	Severance Period
Less than 2	12 months
2 – less than 5	18 months
5 or more	24 months

The executives will also receive a lump sum prorated share of their annual bonus incentive when such incentives are paid to similarly-situated executives. Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

The Severance and Non-Compete Agreement further provides that the executive will not compete with AutoZone or solicit its employees for a two-year period after his or her employment with AutoZone terminates.

Equity Plans

All outstanding, unvested stock options, including those held by the NEOs, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested shares under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The plan defines “disability,” “cause,” and “normal retirement date.”

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock compensation and gains realized from stock option exercises but include salary and incentive compensation received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $7,500,000. All the NEOs are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans, until age 65. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings.

The following table shows the amounts that the NEOs would have received if their employment had been terminated under specified circumstances on August 28, 2021. This table does not include amounts related to the NEOs’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above. Mr. Giles has been omitted from the table as he retired on January 17, 2021 and received an annual incentive award prorated through the date of his retirement.

	Voluntary	Involuntary
	or For Cause	Termination	Change in			Normal
	Termination	Not For Cause	Control	Disability	Death	Retirement
Name	($)	($)	($)	($)	($)	($)
William C. Rhodes, III (1)
Severance Pay	—	3,139,500	—	—	—	—
Annual Incentive	—	3,957,135	—	3,957,135	3,957,135	3,957,135
Benefits Continuation	—	33,253	—	—	4,207	—
Unvested Stock Options	—	—	—	—	37,481,275	—
Unvested Stock Awards	—	113,040	—	113,040	113,040	—
Disability Benefits	—	—	—	3,120,000	—	—
Life Insurance Benefits	—	—	—	—	5,000,000	—
Total	—	7,242,928	—	7,190,175	46,555,657	3,957,135
Jamere Jackson (2)
Severance Pay	—	700,000	—	—	—	—
Annual Incentive	—	1,463,438	—	1,463,438	1,463,438	1,463,438
Benefits Continuation	—	36,120	—	—	3,893	—
Unvested Stock Options	—	—	—	—	4,061,327	—
Unvested Stock Awards	—	—	—	—	—	—
Disability Benefits	—	—	—	4,500,000	—	—
Life Insurance Benefits	—	—	—	—	1,400,000	—
Total	—	2,199,558	—	5,963,438	6,928,658	1,463,438
Thomas B. Newbern (2)
Severance Pay	—	1,192,000	—	—	—	—
Annual Incentive	—	1,548,600	—	1,548,600	1,548,600	1,548,600
Benefits Continuation	—	36,120	—	—	3,893	—
Unvested Stock Options	—	—	—	—	10,729,394	—
Disability Benefits	—	—	—	2,130,000	—	—
Life Insurance Benefits	—	—	—	—	2,718,000	—
Total	—	2,776,720	—	3,678,600	14,999,887	1,548,600
Mark A. Finestone (2)
Severance Pay	—	1,174,000	—	—	—	—
Annual Incentive	—	1,270,933	—	1,270,933	1,270,933	1,270,933
Benefits Continuation	—	21,132	—	—	2,024	—
Unvested Stock Options	—	—	—	—	10,285,118	—
Unvested Stock Awards	—	32,516	—	32,516	32,516	—
Disability Benefits	—	—	—	1,590,000	—	—
Life Insurance Benefits	—	—	—	—	2,680,000	—
Total	—	2,498,581	—	2,893,449	14,270,591	1,270,933
Seong Ohm (2)
Severance Pay	—	385,000	—	—	—	—
Annual Incentive	—	566,643	—	566,643	566,643	566,643
Benefits Continuation	—	31,509	—	—	3,893	—
Unvested Stock Options	—	—	—	—	3,167,559	—
Unvested Stock Awards	—	—	—	—	—	—
Disability Benefits	—	—	—	2,021,250	—	—
Life Insurance Benefits	—	—	—	—	770,000	—
Total	—	983,152	—	2,587,893	4,508,094	566,643

(1)	Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect the terms of Mr. Rhodes’ Agreement described above. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are shares under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Annual Incentive is shown at actual annual incentive amount for the 2021 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Disability Benefits are benefits under a Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.
(2)	Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Jackson, Mr. Finestone, Mr. Newbern and Ms.

Ohm under the Severance and Non-Compete Agreements described above. Annual Incentive is shown at actual annual incentive amount for the 2021 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Disability Benefits are benefits under a Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

Pursuant to Item 402(u) of Regulation S-K, we have conducted an analysis of our global employee population in order to estimate and disclose the total compensation paid to our median paid employee, not including our CEO, as well as the ratio of the total compensation paid to said median employee as compared to the total compensation paid to our CEO. The analysis, which is described below, yielded the following results:

Total compensation for the median employee
for fiscal 2021 (not including the CEO):	$30,375
Total compensation for the CEO* :	$14,838,996
Resulting CEO-to-median employee pay ratio:	488:1

*	See Summary Compensation Table for details

Measurement date. We identified the median employee from our population as of June 30, 2021.

Compensation measure. The regulations require us to use a “consistently applied compensation measure”, or CACM, to identify the median employee. Based on an analysis of the AutoZone workforce, we determined that fixed or guaranteed compensation, including overtime and earnings for paid time off, plus variable compensation (e.g., bonus or commission pay) closely approximate the annual total direct compensation of our employees. We converted the earnings paid in local (non-U.S.) currency to U.S. dollars using published exchange rates as of June 30, 2021. We did not apply pay adjustments allowed by the rules in order to ensure a conservative estimate (i.e., it is unlikely that the estimate could have been higher than that calculated).

Excluded population. We excluded from the analysis AutoZone employees in Brazil, Canada, China, Germany and the United Kingdom, pursuant to the de minimus exemption under the rules. The 675 employees in these locations represent less than 5% of the total employee population of 100,956 as of June 30, 2021.

Related Party Transactions

Our Board has adopted a Related Person Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to conduct a reasonable prior review of, and approve or ratify all Related Person Transactions. The Audit Committee is to consider all of the available relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties generally and the existence of any potential conflicts of interest. The Policy further provides that the Audit Committee shall not approve or ratify any such transaction it determines to be inconsistent with the interests of the Company and its shareholders. Related Person Transactions must also comply with the policies and procedures specified in our Code of Conduct and Corporate Governance Principles, as described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the Securities and Exchange Commission, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has adopted a Code of Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Our Board has also adopted a Code of Ethical Conduct for Financial Executives (the “Financial Code of Conduct”) that applies to the Company’s officers and employees who hold the position of principal executive officer, principal financial officer, principal accounting officer or controller as well as to the Company’s officers and employees who perform similar functions (“Financial Executives”). The Financial Code of Conduct requires the Financial Executives to, among other things, report any actual or apparent conflicts of interest between personal or professional relationships involving the Company’s management or any other Company employee with a role in financial reporting disclosures or internal controls. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

We have concluded there are no material Related Party Transactions or agreements that were entered into during the fiscal year ended August 28, 2021, and through the date of this proxy statement requiring disclosure under these policies, except as follows: The daughter of Grant McGee, Senior Vice President, Commercial, has been employed by the Company since 2015 and currently serves as Manager, DIY Promotions and Cost Admin in Merchandising. She received aggregate compensation and benefits in fiscal 2021 in excess of $120,000 and at a level consistent with that provided to employees in comparable positions and tenure.

Equity Compensation Plans

The following table sets forth certain information as of August 28, 2021, with respect to compensation plans under which shares of AutoZone common stock may be issued.

			Number of securities
			remaining available for
	Number of securities to		future issuance under
	be issued upon exercise	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options,	securities reflected
Plan Category	and rights	warrants and rights	in the first column)
Equity compensation plans approved by security holders (1)	1,201,754	$784.27	1,558,480
Equity compensation plans not approved by security holders (2)	438	74.21	—
Total	1,202,192	$787.71	1,558,480

(1)	Consists of the Amended 2011 Equity Plan, 2020 Omnibus Incentive Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan and the 2003 Director Compensation Plan. Column (a) consists of shares of common stock issuable upon exercise of outstanding options and upon vesting and payment of outstanding restricted stock units, stock appreciation rights and deferred shares under each of the foregoing plans. Restricted stock units and deferred shares are settled for shares of common stock on a one-for-one basis and have no exercise price. Accordingly, they have been excluded for purposes of computing the weighted-average exercise price in column (b). Column (c) consists of shares available for issuance pursuant to the 2020 Omnibus Incentive Plan, the Employee Stock Purchase Plan and the Executive Stock Purchase Plan.
(2)	Consists of the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, which was approved by the Board but was not submitted for approval by the stockholders as then permitted under the rules of the New York Stock Exchange. This plan was terminated in December 2002. Any outstanding awards consist of stock appreciation rights that may be converted into shares immediately upon termination as a director.

Delinquent Section 16(a) Reports

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the fiscal year ended August 28, 2021, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner, except for a Form 3/A filed on September 3, 2021 for Seong Ohm to include a holding of 42 shares of common stock of the Company not previously reported. Copies of the insider trading reports can be found on the AutoZone corporate website at Investors.AutoZone.com.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in 2022 must be received by June 27, 2022. In accordance with our By-Laws, stockholder proposals received after August 17, 2022, but before September 16, 2022, may be presented at the Annual Meeting, but will not be included in the Proxy Statement. Any stockholder proposal received on or after September 16, 2022, will not be eligible to be presented for a vote to the stockholders in accordance with our By-Laws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198.

ANNUAL REPORT

A copy of our Annual Report has been posted online, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials. We filed our Annual Report with the SEC on October 25, 2021. We will mail, without charge, upon written request, a copy of our Annual Report, without exhibits. Please send a written request to our Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

By order of the Board of Directors,

/s/ Kristen C. Wright

Kristen C. Wright
Secretary

Memphis, Tennessee October 25, 2021

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/AZO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AZO Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + The Board of Directors recommends a vote FOR all director nominees. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Douglas H. Brooks 02 - Linda A. Goodspeed 03 - Earl G. Graves, Jr. 04 - Enderson Guimaraes 05 - D. Bryan Jordan 06 - Gale V. King 07 - George R. Mrkonic, Jr. 08 - William C. Rhodes, III 09 - Jill A. Soltau The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain For Against Abstain 2. Ratification of Ernst & Young LLP as independent registered public accounting firm for the 2022 fiscal year. 3. Approval of an advisory vote on the compensation of named executive officers. The Board of Directors recommends a vote AGAINST Proposal 4. For Against Abstain 4. Stockholder proposal on climate transition plan reporting. 5. In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 P C F 03HUUD B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals Annual Meeting Proxy Card

The Annual Meeting of Stockholders of AutoZone, Inc. will be held on December 15, 2021 at 8:00 a.m. Central Time, virtually via the internet at https://meetnow.global/M4Y7U25. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/AZO q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of Annual Meeting of Stockholders Proxy Solicited by Board of Directors of AutoZone, Inc. for the Annual Meeting of Stockholders — December 15, 2021 I hereby appoint Kristen C. Wright and Priya A. Galante, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc. to be held on Wednesday, December 15, 2021 at 8:00 a.m. CST via live webcast and at any adjournments, on proposals 1, 2, 3 and 4 as I have specified, and in their discretion on other matters as may come before the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the nominees, FOR proposals 2 and 3, and AGAINST proposal 4. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items AutoZone, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AZO